Exhibit 10.1

Published CUSIP Number: 62957PAC1

CREDIT AGREEMENT

Dated as of June 22, 2012

among

NACCO MATERIALS HANDLING GROUP, INC.,

as Borrower,

CERTAIN SUBSIDIARIES AND AFFILIATES OF BORROWER IDENTIFIED HEREIN,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Syndication Agent,

FIRSTMERIT BANK, N.A.

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Documentation Agents,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANK OF AMERICA MERRILL LYNCH, and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms	33
1.04	Rounding	33
1.05	Times of Day	33

ARTICLE II THE TERM LOAN		34

2.01	Term Loan	34
2.02	Borrowings, Conversions and Continuations of Loans	34
2.03	Prepayments	35
2.04	Termination of Commitments	39
2.05	Repayment of Term Loan	39
2.06	Interest	40
2.07	Fees	41
2.08	Computation of Interest and Fees	41
2.09	Evidence of Debt	41
2.10	Payments Generally; Administrative Agent’s Clawback	42
2.11	Sharing of Payments by Lenders	43
2.12	Defaulting Lenders	44

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		45

3.01	Taxes	45
3.02	Illegality	49
3.03	Inability to Determine Rates	50
3.04	Increased Costs	50
3.05	Compensation for Losses	52
3.06	Mitigation Obligations; Replacement of Lenders	52
3.07	Survival	52

ARTICLE IV GUARANTY		53

4.01	The Guaranty	53
4.02	Obligations Unconditional	53
4.03	Reinstatement	54
4.04	Certain Additional Waivers	54
4.05	Remedies	54
4.06	Rights of Contribution	55
4.07	Guarantee of Payment; Continuing Guarantee	55

ARTICLE V CONDITIONS PRECEDENT TO THE TERM LOAN		55

ARTICLE VI REPRESENTATIONS AND WARRANTIES		58

6.01	Representations and Warranties	58

ARTICLE VII REPORTING COVENANTS		68

7.01	Financial Statements	69
7.02	Events of Default	71
7.03	Lawsuits	71

i

7.04	Insurance	72
7.05	Real Property	72
7.06	ERISA and Analogous Notices	72
7.07	Environmental Notices	74
7.08	Labor Matters	75
7.09	Public Filings and Reports	75
7.10	Bank Account Information	75
7.11	Debt	76
7.12	Other Reports	76
7.13	Other Information	76
7.14	Anti-Terrorism and Anti-Money Laundering Law Notices	76

ARTICLE VIII Affirmative Covenants		77

8.01	Organizational Existence, Etc.	77
8.02	Organizational Powers; Conduct of Business, Etc.	77
8.03	Compliance with Laws, Etc.	77
8.04	Payment of Taxes and Claims; Tax Consolidation	77
8.05	Insurance	78
8.06	Inspection of Property; Books and Records; Discussions	78
8.07	ERISA Compliance	79
8.08	Foreign Employee Benefit Plan Compliance	79
8.09	Maintenance of Property	79
8.10	Further Assurances; Additional Collateral	79
8.11	Landlord and Bailee Waivers	81
8.12	Environmental Compliance	81
8.13	Insurance and Condemnation Proceeds	81
8.14	Compliance with Anti-Money Laundering Laws and Anti-Terrorism Laws	82
8.15	Leases and Rents	82
8.16	Use of Proceeds	83
8.17	Post-Closing Covenants	83

ARTICLE IX NEGATIVE COVENANTS		84

9.01	Indebtedness	84
9.02	Sales of Assets	86
9.03	Liens	87
9.04	Investments	88
9.05	Accommodation Obligations	90
9.06	Restricted Payments	91
9.07	Conduct of Business; Subsidiaries; Acquisitions	93
9.08	Transactions with Shareholders and Affiliates	94
9.09	Restriction on Fundamental Changes	94
9.10	Sale and Leaseback Transactions	95
9.11	Margin Regulations; Securities Laws	95
9.12	ERISA	95
9.13	Constituent Documents	96
9.14	Fiscal Year	96
9.15	Cancellation of Debt; Prepayment of Indebtedness; Certain Amendments	97
9.16	Environmental Matters	97
9.17	Cash Management	97
9.18	No Restrictions on Subsidiary Dividends	98
9.19	No Violation of Anti-Terrorism Laws	98

9.20	Management Agreement	98

ARTICLE X FINANCIAL COVENANTS		98

10.01	Maximum Leverage Ratio	98
10.02	Minimum Interest Coverage Ratio	98
10.03	Other Financial Covenants	98

ARTICLE XI EVENTS OF DEFAULT AND REMEDIES		99

11.01	Events of Default	99
11.02	Remedies Upon an Event of Default	102
11.03	Application of Funds	102
11.04	License for Use of Software and Other Intellectual Property	103

ARTICLE XII ADMINISTRATIVE AGENT		103

12.01	Appointment and Authority	103
12.02	Rights as a Lender	104
12.03	Exculpatory Provisions	104
12.04	Reliance by Administrative Agent	105
12.05	Delegation of Duties	105
12.06	Resignation of Administrative Agent	106
12.07	Non-Reliance on Administrative Agent and Other Lenders	107
12.08	No Other Duties; Etc.	107
12.09	Administrative Agent May File Proofs of Claim	107
12.10	Collateral and Guaranty Matters	108

ARTICLE XIII MISCELLANEOUS		109

13.01	Amendments, Etc.	109
13.02	Notices; Effectiveness; Electronic Communications	110
13.03	No Waiver; Cumulative Remedies; Enforcement	112
13.04	Expenses; Indemnity; Damage Waiver	113
13.05	Payments Set Aside	114
13.06	Successors and Assigns	115
13.07	Treatment of Certain Information; Confidentiality	118
13.08	Rights of Setoff	119
13.09	Interest Rate Limitation	120
13.10	Counterparts; Integration; Effectiveness	120
13.11	Survival of Representations and Warranties	120
13.12	Severability	120
13.13	Replacement of Lenders	121
13.14	Governing Law; Jurisdiction; Etc.	121
13.15	Waiver of Jury Trial	122
13.16	No Advisory or Fiduciary Responsibility	123
13.17	Electronic Execution of Assignments and Certain Other Documents	123
13.18	USA PATRIOT Act Notice	124

SCHEDULES

Schedule 1.01.1	Guarantors
Schedule 1.01.2	Permitted Existing Accommodation Obligations
Schedule 1.01.3	Permitted Existing Indebtedness
Schedule 1.01.4	Permitted Existing Investments
Schedule 1.01.5	Permitted Existing Liens
Schedule 1.01.6	Permitted Financial Institutions
Schedule 1.01.7	Refinanced Indebtedness
Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.01-A	Closing Date Mortgaged Properties
Schedule 6.01-C	Authorized, Issued and Outstanding Capital Stock; Subsidiaries
Schedule 6.01-I	Litigation; Adverse Effects
Schedule 6.01-O	Environmental Matters
Schedule 6.01-P	ERISA Matters
Schedule 6.01-R	Labor Matters
Schedule 6.01-U	Intellectual Property & Permits
Schedule 6.01-V	Assets and Properties
Schedule 6.01-W	Insurance
Schedule 6.01-Y	Transactions with Affiliates
Schedule 6.01-Z	Collection Account Banks; Bank Accounts
Schedule 6.01-CC	Compensation Increases
Schedule 9.02-B	Sale of Assets
Schedule 9.04	Investments in Disbursement Accounts
Schedule 9.10	Sale and Leaseback Transactions
Schedule 13.02	Certain Addresses for Notices

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Joinder Agreement
C	Form of Note
D	Form of Loan Notice
E	Forms of U.S. Tax Compliance Certificates
F	Form of Compliance Certificate
G	Form of Administrative Questionnaire
H-1	Form of Discount Prepayment Option Notice
H-2	Form of Lender Participation Notice
H-3	Form of Discounted Voluntary Prepayment Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of June 22, 2012 among NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent.

Borrower has requested that the Lenders provide a term loan in the aggregate principal amount of $130,000,000 for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Date” is defined in Section 2.03(d)(ii).

“Acceptable Price” is defined in Section 2.03(d)(iii).

“Accommodation Obligation” means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the lesser of (a) the principal amount payable under such Accommodation Obligation (if quantifiable) and (b) the portion of the obligation so guaranteed or otherwise supported.

“Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Accounting Firm” means Ernst & Young LLP or such other firm of independent certified public accountants of recognized national standing acceptable to the Administrative Agent.

“Acquisition” is defined in Section 9.04(f).

“Additional Assets” means: (a) any property, plant or equipment or other tangible assets used in or useful in the operation of a Related Business, including materials and labor used to rebuild or restore Property damaged or lost due to an event of casualty, or to replace Property taken pursuant to a condemnation proceeding, (b) the Capital Stock of a Person that becomes a Credit Party Entity as a result of the acquisition of such Capital Stock by any Credit Party Entity, or (c) Capital Stock constituting a minority interest in any Person that at such time is a Credit Party Entity; provided, however, that any such Credit Party Entity described in clause (b) or (c) above is primarily engaged in a Related Business.

“Adjusted EBITDA” means, for any period, the sum, without duplication, of (a) Consolidated EBITDA and (b) so long as Borrower is a wholly owned direct or indirect Subsidiary of the Parent, equity advances and capital contributions to NMHG Holding or Borrower made during such period or within thirty days following the end of such period and specifically designated for allocation to such period and not in the period in which made, provided, that no greater than $32,500,000 of such equity advances and capital contributions may be included in the determination of Adjusted EBITDA during any four-quarter period.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.02 or such other address or account as the Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Affiliate” means, as applied to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person and includes each officer or director or general partner of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any specified Person means the possession, directly or indirectly, of the power to vote five percent (5.0%) or more of the Voting Stock or otherwise to direct or cause the direction of, the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. “Affiliated” has a correlative meaning to Affiliate.

“Agreement” means this Credit Agreement.

“Anti-Money Laundering Laws” means the BSA and all applicable Requirements of Law and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

“Anti-Terrorism Laws” means the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act.

“Applicable Discount” is defined in Section 2.03(d)(iii).

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to Base Rate Loans, 3.00% per annum, and (b) with respect to Eurodollar Rate Loans, 4.00% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Australian Credit Facility” means that certain Guaranteed Multi Option Facility, dated August 15, 2000, among NACCO Materials Handling Group Pty Ltd., Citibank, N.A. and Citibank Limited, as amended, restated, supplemented or otherwise modified from time to time or as the same may be refinanced or replaced; provided that such refinancing or replacement, taken as a whole, is on terms no less favorable to NACCO Materials Handling Group Pty Ltd. than the terms of the existing Australian Credit Facility prior to such replacement or refinancing; provided further that if such refinancing or replacement is in an aggregate principal amount greater than AUS $40,000,000, any excess amounts shall only be permitted as allowed in accordance with Section 9.01(s).

“Australian Subsidiaries” means NMHG Australia Holding Pty Ltd., NACCO Materials Handling Group Pty. Ltd, NMHG Distribution Pty Limited and any other Foreign Subsidiaries organized under the laws of Australia from time to time in accordance with Section 9.07.

“Availability” has the meaning given to such term under in the Existing ABL Credit Agreement; provided that if the Existing ABL Credit Agreement is amended, restated, modified or refinanced in a manner that would affect the meaning of such term therein, “Availability” shall mean the amount by which the maximum amount of extensions of credit that are permitted to be outstanding at the applicable time thereunder exceeds the aggregate outstanding extensions of credit thereunder at such time, calculated in a manner reasonably satisfactory to the Administrative Agent.

“Average Quarterly Availability” has the meaning given to such term in the Existing ABL Credit Agreement; provided that if the Existing ABL Credit Agreement is amended, restated, modified or refinanced in a manner that would affect the meaning of such term therein, “Average Quarterly Availability” shall mean the sum of the Availability thereunder during each day of the applicable fiscal quarter, divided by the number of days in such fiscal quarter, calculated in a manner reasonably satisfactory to the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Accounts” means the Cash Collateral Accounts, the Collection Accounts, the Disbursement Accounts, and the Lockboxes.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Base Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit Plan) that is subject to Title IV of ERISA in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” is defined in Section 7.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“BSA” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.

“Business Activity Report” means, to the extent still required in the applicable jurisdiction to enforce rights in or against Collateral or obligors of Collateral located therein, (a) a Notice of Business Activities Report from the State of New Jersey Division of Taxation or (b) a Minnesota Business Activity Report from the Minnesota Department of Revenue.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Base Rate, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be classified as capital expenditures but excluding (a) interest capitalized relating to and during construction of Property, (b) expenditures made in connection with the replacement or restoration of Property to the extent reimbursed or financed from insurance or condemnation proceeds not constituting net cash proceeds of sale of such Property, and (c) expenditures made with the proceeds from the sales of similar Property to the extent such sales and reinvestments are otherwise permitted under this Agreement.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any shares of common or preferred stock, any other equity securities, any limited liability company interests, any general or limited partnership interests or other equivalents of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash Collateral” means immediately available cash or Cash Equivalents in any Cash Collateral Account under the “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent, as security for any of the Obligations.

“Cash Collateral Account” means an account designated as such and established by the Administrative Agent in the name of the Administrative Agent maintained with Bank of America.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (b) repurchase agreements on obligations of the type specified in clause (a) above with respect to which, at the time of acquisition, the senior long-term debt of the party agreeing to repurchase such obligations is rated AAA (or better) by S&P or Aaa (or better) by Moody’s; (c) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (e) marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody’s and S&P; or (f) securities of money market funds rated Am (or better) by S&P or A (or better) by Moody’s; provided, that the maturities of any such Cash Equivalents referred to in clauses (a), (c), (d) and (e) shall not exceed 270 days.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

“CERCLIS” is defined in Section 6.01(o).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following shall occur:

(a) any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the Commission under said Act), either directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding Voting Stock of any Relevant Person; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such Relevant Person than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such Relevant Person;

(b) individuals who on the Closing Date constituted the Board of Directors of any Relevant Person (together with any new directors whose election by such Board of Directors of such Relevant Person or whose nomination for election by the stockholders of such Relevant Person was approved by the Permitted Holders or by a vote of a majority of the directors of such Relevant Person then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Relevant Person then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of any Credit Party or Relevant Person (other than to the extent permitted in Section 9.09);

(d) the merger or consolidation of any Credit Party with or into another Person or the merger of another Person with or into any Credit Party, or the sale of all or substantially all the assets of any Credit Party to another Person, other than a transaction permitted by Section 9.02 and 9.09; or

(e) one hundred percent (100%) of the Capital Stock of Borrower ceasing to be owned (directly or indirectly) by NMHG Holding or Hyster-Yale, other than to the extent permitted by Section 9.02(c) and 9.09, or one hundred percent (100%) of the Capital Stock of Borrower ceasing to be pledged to the Administrative Agent pursuant to the Security Agreement.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means June 22, 2012.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Security Documents.

“Collateral Access Agreement” means (a) a landlord waiver with respect to personal property located at real property leased by any Credit Party in form and substance reasonably satisfactory to the Administrative Agent, (b) a bailee waiver with respect to Property maintained by a Credit Party with a bailee in form and substance reasonably satisfactory to the Administrative Agent, and (c) a waiver with respect to Collateral that is the subject of a bill of lading executed by the issuer of such bill of lading and the agent for the destination named in such bill of lading, in form and substance reasonably satisfactory to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral Agent” means the Person appointed as “Collateral Agent” from time to time pursuant to the Intercreditor Agreement.

“Collection Account Agreement” means a deposit account or securities account control agreement executed by a Collection Account Bank, the applicable Credit Party and the Administrative Agent (or, if the Existing ABL Credit Agreement is in effect, the Collateral Agent) in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Collection Account Bank” means each bank which has entered into a Collection Account Agreement and which is identified as a Collection Account Bank on Schedule 6.01-Z, as such schedule may be modified from time to time pursuant to Section 6.01(z).

“Collection Accounts” means, collectively, the collection accounts in which proceeds of Collateral are deposited, established at the Collection Account Banks which are subject to a Collection Account Agreement.

“Collections” is defined in Section 6.01(z).

“Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is $130,000,000.

“Commodity Agreement” means any commodity swap, commodity option, forward commodity contract or other similar agreement or arrangement.

“Compliance Certificate” is defined in Section 7.01(e).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (i) depreciation and amortization expense, (ii) Consolidated Interest Expense, (iii) foreign, federal, state and local income taxes, (iv) extraordinary losses, (v) equity in losses of unconsolidated Subsidiaries and Affiliates, (vi) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods), (vii) losses from minority interests in affiliates, (viii) non-recurring non-cash charges and expenses (including the cumulative effect of any Accounting Changes), (ix) non-cash expenses relating to the mark to market provision for derivative instruments, (x) cash receipts related to the termination of any derivative instrument that, as of the end of the prior period, had a net gain since the inception of such derivative instrument, and (xi) cash dividends or distributions received from joint ventures in which NMHG Holding directly or indirectly owns a minority interest minus (c) to the extent included in determining Consolidated Net Income for such period, but without duplication, (i) extraordinary gains, (ii) equity in earnings of unconsolidated Subsidiaries and Affiliates for such period, (iii) income from minority interests in affiliates (other than cash dividends or distributions received from joint ventures in which NMHG Holding directly or indirectly owns a minority interest), (iv) non-recurring non-cash gains (including the cumulative effect of any Accounting Changes), (v) non-cash income relating to the mark to market provision for derivative instruments, and (vi) cash payments related to the termination of any derivative instrument that, as of the end of the prior period, had a net loss since the inception of such derivative instrument.

“Consolidated Excess Cash Flow” means, for any Fiscal Year for NMHG Holding and its Subsidiaries on a consolidated basis, an amount equal to, without duplication, Consolidated Net Income for such Fiscal Year plus:

(a) all non-cash charges and expenses deducted in calculating such Consolidated Net Income, minus

(b) all Scheduled Principal Payments in respect of Indebtedness of NMHG Holding and its Subsidiaries during such Fiscal Year, minus

(c) Capital Expenditures made (other than those financed with non-revolving Indebtedness) during such Fiscal Year, minus

(d) to the extent not deducted in calculating such Consolidated Net Income or deducted in the calculation of Consolidated Excess Cash Flow for a prior Fiscal Year, taxes of NMHG Holding and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Fiscal Year or that will be paid within six months after the last day of such Fiscal Year, minus

(e) the increase, if any, of Consolidated Working Capital from the end of the prior Fiscal Year to the end of such Fiscal Year, plus

(f) the decrease, if any, of Consolidated Working Capital from the end of the prior Fiscal Year to the end of such Fiscal Year, minus

(g) any expenses paid in cash during such Fiscal Year and not deducted in calculating such Consolidated Net Income, minus

(h) any non-cash gains to the extent including in calculating such Consolidated Net Income, plus

(i) any cash gains or income received during such during such Fiscal Year to the extent not including in calculating such Consolidated Net Income, minus

(j) to the extent accompanied by a permanent reduction in revolving credit commitments thereunder, the amount of voluntary prepayments of the Existing ABL Credit Agreement made during such Fiscal Year, minus

(k) the aggregate amount of regularly scheduled cash Dividend payments made during such Fiscal Year pursuant to Section 9.06(a).

“Consolidated Interest Expense” means, for any period, all as determined in conformity with GAAP, (a) total interest expense, whether paid or accrued (without duplication) (including the interest component of Capital Lease obligations), of NMHG Holding and its Subsidiaries on a consolidated basis, including, without limitation, all recurring bank loan fees and commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, amortization of discount, interest paid in property other than cash or any other interest expense not payable in cash, plus (b) any net payments made during such period under Interest Rate Contracts minus (c) any net payments received during such period under Interest Rate Contracts, plus (d) to the extent deducted in determining Consolidated Interest Expense, any interest income.

“Consolidated Net Income” means, for any period, the net earnings (or loss) after taxes of NMHG Holding and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of NMHG Holding and its Subsidiaries on a consolidated basis without duplication at such time over (b) current liabilities (excluding any outstanding Indebtedness with a stated maturity of less than one year, the current portion of any long term Indebtedness and any interest thereon) of the NMHG Holding and its Subsidiaries on a consolidated basis without duplication at such time.

“Constituent Document” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the bylaws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity’s Capital Stock or any unanimous shareholder agreement pertaining to any Foreign Subsidiary; (b) with respect to any partnership (whether limited or general), (i) the certificate of partnership (or equivalent filings), (ii) the partnership agreement (or equivalent organizational documents) of such partnership and (iii) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s partnership interests; and (c) with respect to any limited liability company, (i) the articles of organization (or the equivalent organizational documents) of such entity, (ii) the operating agreement (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s membership interests.

“Contaminant” means any man-made or naturally occurring waste, pollutant, hazardous substance, radioactive substance or material, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, mold, asbestos in any form or condition, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Copyrights” has the meaning given to such term in the definition of “Intellectual Property”.

“Credit Party” means Borrower or any Guarantor, and “Credit Parties” means, collectively, Borrower and the Guarantors.

“Credit Party Entity” means any Credit Party or Subsidiary of any Credit Party, and “Credit Party Entities” means collectively, the Credit Parties and their Subsidiaries.

“Credit Party Liquidity Condition” has the meaning given to such term in the Existing ABL Credit Agreement; provided that if the Existing ABL Credit Agreement is amended, restated, modified or refinanced in a manner that would affect the meaning of such term therein, “Credit Party Liquidity Condition” shall mean a condition that shall be satisfied when Availability plus Unrestricted Cash on Hand is greater than $75,000,000, calculated in a manner reasonably satisfactory to the Administrative Agent.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Customary Permitted Liens” means

(a) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are not required to be paid pursuant to Section 8.04;

(b) statutory Liens of landlords and Liens of mechanics, carriers, materialmen, consignors, warehousemen, or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, provided that the foregoing shall not include statutory or contractual rights of title retention on Inventory;

(c) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, surety, appeal and performance bonds, trade, contracts (not constituting Indebtedness), regulatory or statutory obligations, government contracts or other obligations of a like nature provided in the ordinary course of business; provided that all such Liens do not in the aggregate detract from the value of any Credit Party’s or its Subsidiaries’ assets or Property or impair the use thereof in the operation of their respective businesses; and

(d) Permitted Encumbrances and Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of any Credit Party or its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Borrower and each other Lender promptly following such determination.

“Designated Person” is defined in Section 6.01(ee).

“Disbursement Accounts” means the disbursement accounts of Borrower set forth on Schedule 6.01-Z.

“Discount Range” is defined in Section 2.03(d)(ii).

“Discounted Voluntary Prepayment” is defined in Section 2.03(d)(i).

“Discounted Voluntary Prepayment Notice” is defined in Section 2.03(d)(iii).

“Discounted Prepayment Option Notice” is defined in Section 2.03(d)(ii).

“Distribution Subsidiary” means any direct or indirect Subsidiary as of the Closing Date of NMHG Distribution B.V. or Hyster Singapore Pte Ltd.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of NMHG Holding organized in the United States or any state or territory thereof.

“Dutch Parallel Debt” means, in relation to a Credit Party and a currency and at any given time, an amount equal to the aggregate of that Credit Party’s Underlying Debts at that time expressed in that currency.

“Dutch Pledges” means any and all Pledge Agreements creating a right of pledge (pandrecht) under the laws of the Netherlands.

“ECA Agent” is defined in the definition of “Existing ABL Credit Agreement”.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 13.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 13.06(b)(iii)).

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state, local and foreign laws, regulations, orders, ordinances, rules, permits, licenses or other binding determination of any Governmental Authority relating to or addressing the indoor or outdoor environment, public or worker health or safety, including but not limited to CERCLA, any other law, regulation, or order relating to the use, Release, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent or agents responsible for administering such Requirements of Law.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (a) liabilities under any Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Acts” means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any Property or the transfer, sale or lease of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act”, “Responsible Transfer Act”, or “Industrial Site Recovery Act”.

“Equipment” means, with respect to any Person, all of such Person’s present and future equipment (as defined in the Uniform Commercial Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections (n) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for

Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

Notwithstanding the foregoing, the Eurodollar Base Rate shall never be less than 1% per annum.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Base Rate.”

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the occurrences set forth in Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 13.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Orders” is defined in Section 6.01(ee).

“Existing ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2010, among Borrower, NMHG Holding, NACCO UK and NACCO Netherlands as “Borrowers”, the financial institutions from time to time party thereto as “Lenders”, the financial institution from time to time party thereto as “Issuing Bank”, and Citicorp North America, Inc. as “Administrative Agent” (together with its successors and assigns, the “ECA Agent”), as amended, restated, supplemented or otherwise modified from time to time in compliance with the Intercreditor Agreement, and including any refinancings thereof.

“Existing ABL Credit Agreement Commitments” means the “Commitments” as such term is defined in the Existing ABL Credit Agreement; provided that if the Existing ABL Credit Agreement is amended, restated, modified or refinanced in a manner that would affect the meaning of such term therein, “Existing ABL Credit Agreement Commitments” shall mean the maximum commitments of the lenders to make loans and other extensions of credit to the Credit Parties under the Existing Credit Agreement, calculated in a manner reasonably satisfactory to the Administrative Agent.

“Existing ABL Credit Agreement Documents” means the “Loan Documents” under, and as defined in, the Existing ABL Credit Agreement, as amended, restated, supplemented and otherwise modified from time to time in compliance with the Intercreditor Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fair Market Value” means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, and, if in excess of $10,000,000, as determined (a) in good faith by the Board of Directors of Borrower and (b) in an appraisal of such asset, provided that such appraisal was performed relatively contemporaneously with such sale by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed since the date thereof.

“FCCR Minimum” means a ratio of 1.10 to 1.00.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 22, 2012, among Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America.

“Financial Covenant Debt” means, with respect to NMHG Holding and its Subsidiaries, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Persons (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) in respect of obligations to redeem, repurchase or exchange for cash any Securities of any such Person, (iii) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (iv) in respect of the principal component of Capital Lease obligations, (v) which are Accommodation Obligations required by GAAP to be classified as debt, or (vi) under conditional sale or other title retention agreements relating to property purchased by any such Person; (b) all indebtedness, obligations or other liabilities of such Persons or others secured by a Lien on any property of any such Person, whether or not such indebtedness, obligations or liabilities are assumed by any such Person, all as of such time; (c) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (d) to the extent required by GAAP to be classified as debt, all contingent Contractual Obligations.

“Financial Institution” means (a) any Financing Affiliate, (b) any financial institution listed on Schedule 1.01.6, (c) solely with respect to Lease Finance Transactions to which the Australian Subsidiaries are a party, any financial institution and (d) in all other cases, any financial institution from time to time approved by the Administrative Agent.

“Financial Officer” means the chief executive officer, chief financial officer, the treasurer, the controller or principal accounting officer of Borrower, or any other financial officer identified and reasonably acceptable to the Administrative Agent.

“Financial Statements” means (a) statements of income and retained earnings, statements of cash flow, and balance sheets, (b) such other financial statements as NMHG Holding and its Subsidiaries shall routinely and regularly prepare and (c) such other financial statements as the Administrative Agent or the Required Lenders may from time to time reasonably specify.

“Financing Affiliate” means NFS or any other Affiliate of Borrower party to a Financing Agreement pursuant to clause (b) of the definition thereof.

“Financing Agreements” means (a) the International Operating Agreement, dated April 15, 1998, between Borrower and General Electric Capital Corporation, (b) the Restated and Amended Joint Venture and Shareholders Agreement, dated April 15, 1998, as amended, restated, supplemented or otherwise modified from time to time, between Borrower and General Electric Capital Corporation and (c) any agreement or program entered into with a Financial Institution on substantially the same terms as the International Operating Agreement referred to in clause (a) above or otherwise as consented to by the Administrative Agent, such consent not to be unreasonably withheld, as any of the same may be (x) renewed, amended or restated from time to time on substantially the same terms or otherwise as consented to by the Administrative Agent, such consent not to be unreasonably withheld or (y) replaced from time to time as consented to by the Administrative Agent, such consent not to be unreasonably withheld.

“First Lien Collateral” means all Property of Credit Parties constituting Equipment, Real Property, fixtures or improvements thereon, Intellectual Property and proceeds thereof, and any Property of Credit Parties and their Subsidiaries not constituting Second Lien Collateral.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which NMHG Holding and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s Capital Stock.

“Fiscal Year” means the fiscal year of NMHG Holding, which shall be the 12-month period ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of:

(i) an amount equal to:

(a)	Adjusted EBITDA for such period

minus

(b)	Capital Expenditures for such period

to

(ii) an amount equal to:

(a)	Scheduled Principal Payments for such period

plus

(b)	cash Consolidated Interest Expense for such period

plus

(c)	all foreign, federal, state and local income taxes and all franchise taxes that are calculated based on net income paid in cash during such period (less any cash tax refunds received during such period)

plus

(d)	any Restricted Payments made in cash during such period.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees or former employees of the Credit Parties or any of their Subsidiaries or any employee benefit plan in relation to which the Credit Parties or any of their Subsidiaries has a liability or potential liability, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any Foreign Employee Benefit Plan which is a pension plan as defined in Section 3(2) of ERISA but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA and which under applicable local law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained by a foreign Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Working Capital Guaranty” means that certain Amended and Restated Guaranty dated as of June 30, 2010, executed and delivered to Citibank, N.A. by Borrower, NMHG Holding, NACCO Materials Handling Limited and NACCO Materials Handling B.V., as amended, restated, supplemented and otherwise modified from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles (in the United States except as otherwise specified in this Agreement) set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

“General Intangibles” has the meaning given to such term in the Security Agreement.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) NMHG Holding, Hyster-Yale, and each Domestic Subsidiary identified as on Schedule 1.01.1, (b) each Person that joins as a Guarantor pursuant to Section 9.07(b) or otherwise, and (c) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hyster-Yale” means Hyster-Yale Materials Handling, Inc., a Delaware corporation, together with its successors and assigns.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as applied to any Person, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any past due accrued interest, fees and charges relating thereto, (ii) in respect of obligations (A) to redeem, repurchase or exchange for cash any Securities of such Person or (B) to pay cash dividends (or equivalent cash distributions) in respect of any Capital Stock (but only to the extent such dividends have been declared), (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Accommodation Obligations, (vii) under warranties and indemnities; or (viii) under conditional sale or other title retention agreements relating to property purchased by such Person; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) the fair market value, as determined in accordance with GAAP, of all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts, Currency Agreements and Commodity Agreements, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing. For the avoidance of doubt, Supply Chain Finance Programs shall not be considered “Indebtedness”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 13.04(b).

“Information” has the meaning specified in Section 13.07.

“ING Working Capital Line” means that certain unsecured working capital facility in a principal amount not to exceed 7,000,000 euros provided by ING Bank N.V. to NACCO BV pursuant to that certain letter dated January 14, 2000, between ING Bank N.V. and NACCO BV, as amended by that certain letter dated November 6, 2000, as amended by that certain release dated on or about June 30, 2010, as the same may be refinanced or replaced, provided that such refinancing or replacement is, taken as a whole, on terms no less favorable to NACCO BV than the terms of, the ING Working Capital Line prior to such replacement or refinancing; provided, further that if such refinancing or replacement is in an aggregate principal amount greater than 7,000,000 euros, any excess amounts shall only be permitted as allowed in accordance with Section 9.01(s).

“Initial Projections” means the financial projections presented to the Administrative Agent on May 10, 2012, with respect to NMHG Holding and its Subsidiaries.

“Intellectual Property” means all rights, priorities and privileges of any Person relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and the right to obtain all renewals thereof (“Copyrights”), (ii) any written agreement naming such Person as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright, (iii) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and all rights to obtain any reissues or extensions of the foregoing (“Patents”), (iv) all agreements, whether written or oral, providing for the grant by or to such Person of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent, (v) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, brand names, labels, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, all common-law rights related thereto, and the right to obtain all renewals thereof (“Trademarks”) and (vi) any agreement, whether written or oral, providing for the grant by or to such Person of any right to use any Trademark, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, advertising materials, slogans, and all goodwill associated with the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, among Credit Parties, Administrative Agent and ECA Agent, as amended, restated, supplemented and otherwise modified or replaced from time to time.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA for the four-fiscal quarter period then ending, to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Contract” means any interest rate exchange, swap, collar, future, protection, cap, floor or similar agreements providing interest rate protection.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Inventory” has the meaning given to such term in the Security Agreement.

“Investment” is defined in Section 9.04.

“IRS” means the United States Internal Revenue Service.

“Italian Receivables Seller” means NACCO Materials Handling S.p.A. (f/k/a NACCO Materials Handling S.R.L.), a joint stock company incorporated under the laws of Italy, registered with the Register of Enterprises of Modena under No. 14801.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 9.07 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Knowledge” (and the related term “Know”) means, with respect to Borrower’s knowledge, the knowledge of a Financial Officer of Borrower.

“Lead Arrangers” means (i) Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (ii) Citigroup Global Markets, Inc., in their capacities as joint lead arrangers and joint book managers.

“Lease Finance Transaction” means a transaction under which: (a) any Credit Party Entity sells a lift truck to a Financial Institution, (b) such Financial Institution, as lessor, enters into an Operating Lease with respect to such lift truck with any Credit Party Entity, as lessee, and (c) such Credit Party Entity, as lessor, enters into an Operating Lease with respect to such lift truck with a customer, as lessee.

“Leases” means those leases, tenancies or occupancies entered into by any Credit Party Entity, as tenant, sublessor or sublessee either directly or as the successor in interest to any Credit Party Entity or any Affiliates of any Credit Party Entity.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“Lender Participation Notice” is defined in Section 2.03(d)(iii).

“Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) an amount equal to (i) Financial Covenant Debt at such date, minus (ii) Unrestricted Cash On Hand at such date to (b) Adjusted EBITDA for the four-fiscal-quarter period then ending.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, punitive damages, economic damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs and fees associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, including interest, if any, thereon, including, without limitation, those arising from personal injury, death, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, easement, lien (statutory or other, and including, without limitation, any Environmental Lien), preference, priority, title retention or other security agreement or preferential arrangement (including, without limitation, any negative pledge arrangement, restrictive covenant on Real Property and any agreement to provide equal and ratable security) of any kind or nature whatsoever in respect of any property of a Person intended to assure payment of any Indebtedness, obligation or other liability, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction, but does not include the interest of a lessor under an Operating Lease.

“Lift Truck Financing Guarantee” means guarantees or repurchase or recourse obligations of a Credit Party, incurred in the ordinary course of business consistent with past practice, of Indebtedness incurred by a dealer or customer of a dealer, for the purchase or lease of lift trucks substantially all of which are manufactured or sold by a Credit Party, the proceeds of which Indebtedness is used by such dealer or customer primarily to pay the purchase price of such lift trucks and any related reasonable fees and expenses (including financing fees); provided, however, that (a)(i) with respect to lift trucks located in the United States, the Indebtedness so guaranteed is secured by a perfected first priority Lien on such lift trucks in favor of the holder of Indebtedness or a Credit Party and (ii) with respect to lift trucks located outside of the United States, the Indebtedness so guaranteed is secured by a Lien or other similar security interest to the extent commercially practicable in the jurisdiction in which such lift trucks are located and (b) if any Credit Party is required to make payment with respect to such guaranty, such Credit Party will have the right to either (i) the title to such lift trucks, (ii) a valid assignment of a perfected first priority Lien or other similar security interest in the lift trucks or (iii) the net proceeds of any resale of such lift trucks.

“Liquidity” means Availability plus Unrestricted Cash On Hand.

“Liquidity Condition” means a condition that shall be satisfied when Liquidity is greater than or equal to $100,000,000

“Lists” is defined in Section 6.01(ee).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of the Term Loan.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Security Documents, the Intercreditor Agreement and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit D.

“Lockboxes” means, collectively, the lockboxes established at the Collection Account Banks for collection of payments in respect of Receivables or other Collateral.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Lowest Thirty Day Availability” has meaning given to such term in the Existing ABL Credit Agreement; provided that if the Existing ABL Credit Agreement is amended, restated, modified or refinanced in a manner that would affect the meaning of such term therein, “Lowest Thirty Day Availability” shall mean the lower of (i) the lowest daily Availability during the thirty day period preceding the proposed action and (ii) Availability immediately upon giving effect to such proposed action and any borrowing thereunder in connection therewith, calculated in a manner reasonably satisfactory to the Administrative Agent.

“Management Agreement” means any agreement pursuant to which any Person has any right or obligation to manage any Mortgaged Property on behalf of or for the benefit of any Credit Party.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), performance or properties of Borrower, or Borrower and its Subsidiaries taken as a whole, or Credit Parties and their Subsidiaries taken as a whole, (b) the ability of any of the Credit Parties to perform their respective obligations under the Loan Documents or (c) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.

“Maturity Date” means December 22, 2017; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next Business Day.

“MIS” means computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Inventory, creation and aging of Receivables, and accounts payable (including agings thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means the Property encumbered by, and more particularly described in, the Mortgages.

“Mortgages” means the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust and other real estate security documents made or required herein to be made by any Credit Party, in each case in form and substance reasonably satisfactory to the Administrative Agent and as may be amended, restated, supplemented and otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, and which is, or within the immediately preceding six (6) years was, contributed to by Borrower or any ERISA Affiliate.

“NACCO Netherlands” means NACCO Materials Handling B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen.

“NACCO UK” means NACCO Materials Handling Limited (company number 0236775), incorporated under the laws of England and Wales.

“Net Cash Proceeds of Issuance of Indebtedness” means (a) net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) received by any Credit Party Entity at any time after the Closing Date on account of the issuance of Indebtedness (other than Indebtedness permitted under Section 9.01) of any Credit Party Entity, in each case net of all transaction costs and underwriters’ discounts with respect thereto; and (b) proceeds of Indebtedness which constitute or are deemed “Net Cash Proceeds of Issuance of Equity Securities or Indebtedness” under, and as defined in, the Existing ABL Credit Agreement.

“Net Cash Proceeds of Sale” means, (a) proceeds received by any Credit Party Entity in cash (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration of any other non-cash consideration) from the sale, assignment or other disposition of any Property (including any Sale and Leaseback Transaction but not the lease or license of any Property), other than sales permitted under clauses (a), (c), (d), (e), (f) and (g) of Section 9.02, net of (i) the costs of sale, assignment or other disposition, (ii) any income, franchise, transfer or other tax liability arising from such transaction and (iii) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 9.03 on the asset disposed of, if such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions; (b) proceeds which constitute or are deemed “Net Cash Proceeds of Sale” under, and as defined in, the Existing ABL Credit Agreement; and (c) to the extent provided in Section 8.13), proceeds of insurance on account of the loss of or damage to any such Property or Properties, and payments of compensation for any such Property or Properties taken by condemnation or eminent domain.

“NFS” means NMHG Financial Services, Inc., a Delaware corporation in which Borrower holds a minority interest.

“NMHG Holding” means NMHG Holding Co., a Delaware corporation, together with its successors and assigns.

“NMHG Holding Company Merger” means the merger or consolidation of NMHG Holding with and into Hyster-Yale or Borrower, in each case in accordance with Section 9.09.

“NMHG Mauritius Entities” means NMHG Mauritius, Shanghai Hyster Forklift Ltd., Shanghai Hyster International Trading Co., Ltd. and Hyster (H.K.) Limited.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.09.

“NPL” is defined in Section 6.01(o).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The term includes, without limitation, all interest, charges, foreign exchange costs, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to any Credit Party hereunder or under any other Loan Document (other than any Credit Party’s Dutch Parallel Debts).

“OFAC” is defined in Section 6.01(ee).

“OFAC Laws and Regulations” is defined in Section 6.01(ee).

“Offered Loans” is defined in Section 2.03(d)(iii).

“Operating Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Paid In Full”, “Pay In Full” and “Payment In Full” means the indefeasible payment in full in cash of all of the Obligations (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which pursuant to the express terms of the Loan Documents, survive the making and repayment of the Loans and the termination of the Commitments hereunder).

“Parent” means NACCO Industries, Inc., a Delaware corporation.

“Parent Subordinated Indebtedness” means unsecured Indebtedness owing by any Credit Party Entity to the Parent and unsecured guaranties thereof by any Credit Party Entity; provided that any such Indebtedness or guaranty issued by a Credit Party shall be subordinated in right of payment to the Obligations and otherwise on terms and conditions satisfactory to the Administrative Agent; provided, further, that, in the event that any Credit Party Entity which is not a Credit Party guaranties or becomes jointly and severally liable for any Parent Subordinated Indebtedness issued by any Credit Party, such Credit Party Entity, as a condition of issuing such guaranty or becoming jointly and severally liable for such Indebtedness, shall become a Guarantor.

“Participant” has the meaning specified in Section 13.06(d).

“Participant Register” has the meaning specified in Section 13.06(d).

“Patents” has the meaning given to such term in the definition of “Intellectual Property”.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permits” means any permit, approval, authorization, license, variance, exemption, no-action letter or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Encumbrances” means (a) the Mortgages and the other Liens pursuant to the Loan Documents in favor of Lenders, (b) the items shown in Schedule B to the title insurance policies as of the Closing Date, (c) future Liens for property taxes and assessments not then delinquent, (d) easements, licenses or restrictive covenants provided in the ordinary course of business which are reasonably necessary for the continued use, enjoyment, access to or operation of the applicable Mortgaged Property or which do not interfere with such Credit Party Entity’s conduct of its ordinary course of business or materially adversely impact its use of such Mortgaged Property and (e) any other Lien to which Administrative Agent may expressly consent in writing in the exercise of its reasonable discretion.

“Permitted Existing Accommodation Obligations” means those Accommodation Obligations of Credit Party Entities identified as such on Schedule 1.01.2.

“Permitted Existing Indebtedness” means the Indebtedness of Credit Party Entities and identified as such on Schedule 1.01.3.

“Permitted Existing Investments” means those Investments identified as such on Schedule 1.01.4.

“Permitted Existing Liens” means the Liens on assets of Credit Party Entities identified as such on Schedule 1.01.5.

“Permitted Holders” means, collectively, the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among PNC Bank, National Association (as successor to National City Bank, (Cleveland, Ohio)), as depository, the Participating Stockholders (as defined therein) and the Parent; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholder’s Agreement shall be such definition in effect on the Closing Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 7.01.

“Pledge Agreements” means all share mortgages, quota pledges, charges over shares and other pledge agreements executed by any Credit Party Entity in accordance with Section 9.07, as each of the same may be further amended, supplemented or otherwise modified from time to time.

“Pledged Entity” means Hyster-Yale, Borrower and each Credit Party Entity all or a portion of the Capital Stock of which has been or is required to be pledged pursuant to the Security Documents in accordance with the terms of this Agreement.

“Pro Forma” means the unaudited pro forma opening balance sheet of NMHG Holding prepared in accordance with GAAP, dated as of May 10, 2012, and giving effect to the extensions of credit contemplated hereby.

“Property” means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by any Credit Party or any of its Subsidiaries, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Proposed Discounted Prepayment Amount” is defined in Section 2.03(d)(ii).

“Public Lender” has the meaning specified in Section 7.01.

“Purchase Money Liens” is defined in Section 9.01(d).

“Qualifying Lenders” is defined in Section 2.03(d)(iv).

“Qualifying Loans” is defined in Section 2.03(d)(iv).

“Real Property” means, with respect to any Person, all of such Person’s present and future right, title and interest (including, without limitation, any leasehold estate) in real property.

“Receivables” means, with respect to any Person, all of such Person’s present and future (a) accounts (as defined in the Uniform Commercial Code), (b) accounts receivable, (c) rights to payment for goods sold or leased or for services rendered, whether or not earned by performance, (d) all chattel paper, (e) all rights in any merchandise or goods which any of the same may represent, and (f) all rights, title, security, insurance, letters of credit, guaranties and other supporting obligations with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Sale Agreements” shall mean (a) the agreements between NACCO Netherlands and NACCO UK providing for the daily sale and assignment of all Receivables originated by NACCO Netherlands to NACCO UK and (b) the agreements, if any, between the Italian Receivables Seller and NACCO UK providing for the daily sale and assignment of all Receivables originated by the Italian Receivables Seller to NACCO UK, in each case, in form and substance satisfactory to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Refinanced Indebtedness” means the Indebtedness of Borrower (including obligations under any receivables factoring or discounting facility) which is to be refinanced, repaid, retired or defeased out of the proceeds of the Term Loan and identified as such on Schedule 1.01.7.

“Register” has the meaning specified in Section 13.06(c).

“Regulation U” means Regulation U of the FRB as in effect from time to time.

“Regulation X” means Regulation X of the FRB as in effect from time to time.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds of Sale received by any Credit Party in connection therewith that are not applied to prepay the Obligations pursuant to Section 2.03(b)(ii) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any disposition permitted under Section 9.02 with respect to which Net Cash Proceeds of Sale are received by any Credit Party or any event with respect to which proceeds of insurance or payments of compensation for Property taken by condemnation or eminent domain are received by any Credit Party that constitute Net Cash Proceeds of Sale.

“Reinvestment Notice” means a written notice executed by an officer of Borrower stating that no Default has occurred and is continuing and that Borrower or another Credit Party intends and expects to use all or a specified portion of the Net Cash Proceeds of Sale to acquire Additional Assets.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event in respect of which Borrower has delivered a Reinvestment Notice, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Additional Assets.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the applicable Credit Party shall have determined not to acquire Additional Assets with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Business” means any business in which any Credit Party Entity was engaged on the Closing Date and any business related, ancillary or complementary to any business of any Credit Party Entity in which any Credit Party Entity was engaged on the Closing Date or a reasonable extension, development or expansion of the business in which any Credit Party Entity was engaged as of the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, pouring, dumping, abandonment, discards of barrels, containers or other receptacles, including the active or passive discharge, dispersal, leaching or migration of Contaminants into the indoor or outdoor environment or into or out of any Property.

“Relevant Person” means each of (a) Borrower, (b) until an NMHG Holding Company Merger, NMHG Holding, (c) after an NMHG Holding Company Merger where Hyster-Yale is the surviving entity, Hyster-Yale, and (d) prior to a Restructuring, Parent.

“Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial or other response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Rents” means all income, rents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Properties.

“Replacement Proceeds” means the amount of (a) proceeds of insurance paid on account of the loss of or damage to any Property and awards of compensation for Property taken by condemnation or eminent domain constituting Reinvestment Deferred Amounts and (b) insurance paid on account of a business interruption occurrence to the extent actually used in the restoration or conduct of the business interrupted.

“Reportable Event” means any of the events described in Section 4043 of ERISA excluding those events for which the requirement of notice has been waived by the PBGC.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loan (a) with the proceeds of any long-term debt financing incurred by any Credit Party or any Subsidiary or (b) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, after giving effect to margins, upfront or similar fees or original issue discount shared with all holders thereof, but excluding the effect of any arrangement or commitment fees payable in connection therewith that are not shared with all holders thereof) that is or could be less than the interest rate for, or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loan.

“Requested Term Loan Amount” has the meaning provided in Section 2.02(f).

“Required Evidence of Insurance” is defined in Section 8.05.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans or (b) if the Commitments have been terminated, the outstanding Loans. The unfunded Commitments of, and outstanding Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Internal Revenue Code, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act and any similar statute of any foreign government or any political subdivision thereof and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of, or interests in, any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, except a dividend (or equivalent distribution) payable solely in (i) shares of, or options or warrants (which do not contain put or call rights) with respect to, that class of stock and/or (ii) shares of any class of stock which is junior to that class of stock, provided that such shares do not constitute Indebtedness, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of, or interests in, any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of, or interests in, any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which by its terms is subordinated to the Obligations, including, without limitation, Parent Subordinated Indebtedness, and (e) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to (i) the ING Working Capital Line or (ii) Indebtedness arising from intercompany loans between Credit Party Entities.

“Restructuring” means one or more transactions which would not cause a Change of Control with respect to any Relevant Person other than the Parent, the result of which is that the Parent no longer owns any Capital Stock issued by NMHG Holding, Hyster-Yale, or Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person and is thereafter leased back from the purchaser thereof by such Person.

“Scheduled Principal Payments” means, for any period, the sum of the amounts for such period of scheduled payments of principal on the Indebtedness of NMHG Holding and its Subsidiaries (including the principal component of Capital Lease obligations).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Collateral” means all Property of each Credit Party and its Subsidiaries in which a Lien is granted in favor of the ECA Agent under the Existing ABL Credit Agreement Documents as of the Closing Date, including accounts, Receivables, deposit accounts, Bank Accounts, chattel paper, instruments, investment property, Inventory, General Intangibles (other than Intellectual Property), documents, commercial tort claims and proceeds thereof but excluding Equipment, Real Property, fixtures or improvements thereon, Intellectual Property and proceeds thereof.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed by the Credit Parties in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Credit Parties.

“Security Documents” means the Pledge Agreements, the Security Agreement, the Mortgages, the Collection Account Agreements, and any other agreement, document or instrument that creates a Lien on Property of a Credit Party in favor of the Administrative Agent or any Lender, in each case, together with all amendments, restatements, supplements or modifications thereto.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of NMHG Holding.

“Supply Chain Finance Program” means a supply chain finance program offered to Borrower’s vendors by a financial institution, pursuant to which program invoices rendered to Borrower by any of its Inventory vendors, on account of sale of Inventory by such vendors to Borrower, are purchased from such vendors by such financial institution.

“Surveys” means collectively, the certified ALTA/ACSM surveys of the Mortgaged Properties prepared by a registered surveyor, containing the form of survey or certification provided to Borrower by the Administrative Agent and in form and content reasonably satisfactory to the Administrative Agent and the company issuing the title insurance policies for the Mortgaged Properties.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting such Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“Tax Sharing Agreement” means that certain Amended Tax Sharing Agreement, dated as of December 22, 2007, among the affiliated group of corporations, within the meaning of Section 1504(a) of the Internal Revenue Code of which the Parent is the common parent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Termination Event” means (a) a Reportable Event with respect to any Benefit Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA or, with respect to a Foreign Pension Plan, written notice to the trustees or fiduciaries of, or members in, such plan, or to a foreign Governmental Authority of an intent to terminate such Foreign Pension Plan; (d) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (e) any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (f) a foreign Governmental Authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (g) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

“Trademarks” has the meaning given to such term in the definition of “Intellectual Property”.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Underlying Debt” means, in relation to a Credit Party and at any given time, each amount (whether matured or not) owing by that Credit Party at that time to an Obligee under the Loan Documents (other than that Credit Party ’s Dutch Parallel Debts).

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the creation, attachment, perfection, priority or enforcement of the Administrative Agents’ or any Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall include the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such creation, attachment, perfection, priority or enforcement and for purposes of definitions related to such provisions.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash On Hand” means, as of any date of determination, for NMHG Holding and its Subsidiaries on a consolidated basis, an amount equal to (a) the amount of immediately available cash and Cash Equivalents on deposit in Bank Accounts reported on the most recently delivered monthly Financial Statement, minus (b) all such cash and Cash Equivalents which is the subject of any Lien or right of setoff, whether directly, as proceeds of other property subject to a Lien or right of setoff, or otherwise (other than a Lien in favor of the Administrative Agent or the ECA Agent and a right of setoff with respect to Bank Accounts with respect to which the Administrative Agent has control (as defined in the Uniform Commercial Code)), minus (c) all such cash or Cash Equivalents which is held in any deposit or securities account which is subject to any Lien in favor of any Person other than the Administrative Agent or the ECA Agent.

“USA Patriot Act” has the meaning specified in Section 13.18.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, shares, securities, limited liability company interests, general or limited partnership interests or other equivalents with respect to any class or classes of Capital Stock of such Person entitling any holder thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) (a) in the case of a corporation (or equivalent organization), to vote in the election of members of the board of directors (or the equivalent thereof) of such Person, (b) in the case of a limited liability company, to vote in the election of managers of such Person or to bind or otherwise act as agent for such Person, (c) in the case of a limited partnership, to vote on the admission of the general partner of such Person or to bind or otherwise act as agent for such Person or (iv) in the case of a general partnership, to bind or otherwise act as agent for such Person.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of NMHG Holding and its Subsidiaries for the Fiscal Year ending December 31, 2011, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of NMHG Holding and its Subsidiaries for the Fiscal Year ending December 31, 2011 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of NMHG Holding and its Subsidiaries or to the determination of any amount for NMHG Holding and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that NMHG Holding is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.

Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

THE TERM LOAN

2.01 Term Loan.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided that a request for a Borrowing to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified above. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of a Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing on the Closing Date, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article V, the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to the Loans.

2.03 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Borrower may, upon notice from Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments of Loans.

(i) Consolidated Excess Cash Flow. Within ninety days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2012, Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 50% of Consolidated Excess Cash Flow minus the amount of any voluntary prepayments of the Loans made pursuant to Section 2.03(a) during such Fiscal Year or, to the extent not reducing the Consolidated Excess Cash Flow prepayment from a prior Fiscal Year, on or prior to the date such payment is required to be made (without duplication) other than prepayments made with the Net Cash Proceeds from the incurrence of Indebtedness; provided that if the Leverage Ratio as of the last day of such Fiscal Year is less than 2.5 to 1.0, then Borrower shall not be required to make the foregoing payment for such Fiscal Year.

(ii) Net Cash Proceeds of Sale. Subject to the terms and conditions of the Intercreditor Agreement, immediately (or, in the case of Net Cash Proceeds of Sale under Section 8.13(b), five (5) Business Days) after any Credit Party’s receipt of any Net Cash Proceeds of Sale, Borrower agrees to make or cause to be made a mandatory prepayment with all such Net Cash Proceeds of Sale of its Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Sale, such amounts to be applied to the Obligations in accordance with Section 2.03(b)(iv); provided, that (1) if a Reinvestment Notice has been delivered to the Administrative Agent with respect to any such sale and no Default then exists, (A) such Net Cash Proceeds of Sale shall not be required to be so applied on such date to the extent such Net Cash Proceeds of Sale received from the Reinvestment Event relate to such Reinvestment Notice and (B) on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount shall be applied toward prepayment as provided herein and (2) no such mandatory prepayment shall be required with Net Cash Proceeds of Sale of Second Lien Collateral to the extent that such Net Cash Proceeds of Sale are applied to permanently reduce the commitments under the Existing ABL Credit Agreement (with a corresponding prepayment) prior to the Reinvestment Prepayment Date. Each mandatory prepayment required to be paid toward the Obligations by Borrower by this Section 2.03(b)(ii) shall be allocated and applied first, to the repayment of the Loans; and second, to any remaining non-contingent Obligations of Borrower, in each case in accordance with the applicable provisions of Section 2.03(b)(iv).

(iii) Net Cash Proceeds of Issuance of Indebtedness. Immediately after any Credit Party’s receipt of any Net Cash Proceeds of Issuance of Indebtedness, Borrower agrees to make or cause to be made a mandatory prepayment of its Loans in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds of Issuance of Indebtedness. Each mandatory prepayment required to be paid toward the Obligations by Borrower by this Section 2.03(b)(iii) shall be allocated and applied first, to the repayment of the Loans owed by Borrower; and second, to any remaining non-contingent Obligations of Borrower, in each case in accordance with the applicable provisions of Section 2.03(b)(iv).

(iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.03(b) shall be applied to the Term Loan (ratably to the remaining principal amortization payments). Within the parameters of the application set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Prepayments of Term Loan Prior to the First Anniversary of the Closing Date. All prepayments of all or any portion of the Term Loan that are made prior to the first anniversary of the Closing Date pursuant to Section 2.03(a) or in connection with any Repricing Transaction shall be subject to an additional premium equal to the amount of such prepayment multiplied by 1%. After the first anniversary of the Closing Date, no premiums shall be payable pursuant to this Section 2.03(c) in connection with any prepayments of the Term Loan.

(d) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary in Section 2.03(a), 2.11 or 13.08 (which provisions shall not be applicable to this Section 2.03(d)), Borrower shall have the right at any time and from time to time to prepay the Term Loan to the Lenders at a discount to the par value and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.03(d); provided that (A) immediately after giving effect to any Discounted Voluntary Prepayment, the Credit Parties shall have unrestricted cash and Cash Equivalents as of such date plus Availability of not less than the $35,000,000, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders on a pro rata basis, and (C) Borrower shall deliver to the Administrative Agent a certificate stating that (1) no Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.03(d) has been satisfied, (3) Borrower is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to (x) a decision by any Lender to participate in any Discounted Voluntary Prepayment or (y) the market price of the Term Loan that has not previously been disclosed to the Administrative Agent and the Lenders (other than any Lender that has elected not to receive non-public information under this Agreement).

(ii) To the extent Borrower seeks to make a Discounted Voluntary Prepayment, Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H-1 hereto (each, a “Discounted Prepayment Option Notice”) that Borrower desires to prepay the Term Loan in an aggregate principal amount specified therein by Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of the Term Loan as specified below. The Proposed Discounted Prepayment Amount of Term Loan shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Term Loan, (B) a discount range (which may be a single percentage) selected by Borrower with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loan to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.03(d)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each Lender may specify by written notice substantially in the form of Exhibit H-2 hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loan with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loan specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with Borrower, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by Borrower if Borrower has selected a single percentage pursuant to Section 2.03(d)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loan whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loan at any discount to their par value within the Applicable Discount.

(iv) Borrower shall make a Discounted Voluntary Prepayment by prepaying the Term Loan (or the portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, Borrower shall prepay all Qualifying Loans. All Term Loans prepaid by Borrower pursuant to this Section 2.03(d) shall be applied ratably to reduce the remaining principal amortization payments of the Term Loans of the selling Lenders.

(v) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.01), upon irrevocable notice substantially in the form of Exhibit H-3 hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m., three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.03(d)(iii)) established by the Administrative Agent in consultation with Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) Following a Discounted Voluntary Prepayment, no interest shall accrue from and after the applicable prepayment date on any portion of the Term Loan prepaid by Borrower on such date and such prepaid portion of the Term Loan shall be deemed cancelled or retired for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (3) the providing of any rights to Borrower as a Lender under this Agreement or any other Loan Document and (4) the determination of Required Lenders.

(ix) Notwithstanding the foregoing, no more than two Discounted Voluntary Prepayment Notices may be delivered under this Agreement by Borrower in the aggregate in any twelve month period.

2.04 Termination of Commitments.

The Commitments of the Lenders shall be automatically and permanently terminated concurrently with the making of the Term Loan on the Closing Date.

2.05 Repayment of Term Loan.

Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.03), unless accelerated sooner pursuant to Section 13.02:

Payment Dates	Principal Amortization Payment
Last Business Day of September 2012	$4,625,000
Last Business Day of December 2012	$4,625,000
Last Business Day of March 2013	$4,625,000
Last Business Day of June 2013	$4,625,000
Last Business Day of September 2013	$4,625,000
Last Business Day of December 2013	$4,625,000
Last Business Day of March 2014	$4,625,000
Last Business Day of June 2014	$4,625,000
Last Business Day of September 2014	$4,625,000
Last Business Day of December 2014	$4,625,000
Last Business Day of March 2015	$4,625,000
Last Business Day of June 2015	$4,625,000
Last Business Day of September 2015	$4,625,000
Last Business Day of December 2015	$4,625,000
Last Business Day of March 2016	$4,625,000
Last Business Day of June 2016	$4,625,000
Last Business Day of September 2016	$4,625,000
Last Business Day of December 2016	$4,625,000
Last Business Day of March 2017	$4,625,000
Last Business Day of June 2017	$4,625,000
Last Business Day of September 2017	$4,625,000
Maturity Date	$32,875,000

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Base Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 13.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 13.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 13.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Credit Party or any Subsidiary (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.12(b).

(b) Defaulting Lender Cure. If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.12(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Credit Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Credit Party or the Administrative Agent shall be required by any applicable Requirements of Law other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Requirements of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Requirements of Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Requirements of Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses, except to the extent that such penalties interest or expenses result from the willful misconduct or gross negligence of such Recipient, arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Credit Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Credit Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Credit Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Credit Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to such Credit Party or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Base Rate (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 13.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 13.13.

3.07 Survival.

All of the Credit Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not Paid In Full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly Paid In Full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Paid In Full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Requirements of Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by Requirements of Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 11.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 11.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been Paid In Full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO THE TERM LOAN

The obligation of each Lender to make its portion of the Term Loan hereunder on the Closing Date is subject to the reasonable satisfaction of the following conditions precedent:

(a) Receipt by the Administrative Agent of the following, each in form and substance satisfactory to the Administrative Agent and each Lender:

(i) Loan Documents. Executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Credit Party and, in the case of this Agreement, by each Lender.

(ii) Opinions of Counsel. Favorable opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(iii) Constituent Documents, Resolutions, Etc.

(A) copies of the Constituent Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party; and

(C) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(iv) Personal Property Collateral.

(A) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(B) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Credit Parties; and

(D) in the case of any personal property Collateral located at a premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Administrative Agent.

(v) Real Property Collateral.

(A) fully executed and notarized Mortgages encumbering the fee interest and/or leasehold interest of any Credit Party in each of the real properties designated as a Mortgaged Property on Schedule 5.01-A;

(B) except with respect to the real property located in Danville, Illinois, or as may otherwise be agreed to by the Administrative Agent, maps or plats of an as built survey of the sites of the real property covered by the Mortgages acceptable to the Administrative Agent and the title insurance company issuing the policies referred to in subclause (C) in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy;

(C) except with respect to the real property located in Danville, Illinois, or as may otherwise be agreed to by the Administrative Agent, ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to each Mortgaged Property, assuring the Administrative Agent that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent; and

(D) evidence as to (x) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (y) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders.

(vi) Evidence of Insurance. Copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(vii) Closing Certificate. A certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 5.01(d) and 5.01(e) have been satisfied.

(b) Fees. Receipt by the Administrative Agent, the Lead Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(c) Attorney Costs. Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent).

(d) Representations and Warranties. The representations and warranties of each Credit Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(e) No Default. No Default shall exist, or would result from the Borrowing on the Closing Date or from the application of the proceeds thereof.

(f) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 12.03, for purposes of determining compliance with the conditions specified in this Article V, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties.

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loans and the other financial accommodations to Borrower described herein, Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date that the following statements are true, correct and complete:

(a) Organization; Corporate and Limited Liability Company Powers. Each Credit Party Entity (A) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement. Borrower has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of New Jersey and Minnesota to the extent such states require such filings in order to enforce rights in or against Collateral or obligors of Collateral located in such states.

(b) Authority; Enforceability.

(i) Each Credit Party Entity has the requisite corporate or limited liability company power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

(ii) The execution, delivery and performance of each of the Loan Documents which have been executed and to which any Credit Party Entity is a party and the consummation of the transactions contemplated thereby, have been duly approved by the boards of directors (or boards of managers or members, as applicable) and (to the extent required by law) the shareholders or equityholders of such Credit Party Entity, and such approvals have not been rescinded, revoked or modified in any respect. No other corporate or limited liability company action or proceedings on the part of any Credit Party Entity are necessary to consummate such transactions.

(iii) Each of the Loan Documents to which any Credit Party Entity is a party has been duly executed and delivered on behalf of such Person and constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms and is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained therein as delivered to the Administrative Agent pursuant to Article V without the prior written consent of the Required Lenders.

(iv) Each of the Mortgages to which any Credit Party is a party creates valid and perfected first priority liens (subject only to Permitted Encumbrances and Customary Permitted Liens specified in clauses (a), (b), and (d) of the definition thereof) in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, and each of the other Loan Documents to which any Credit Party Entity is a party, where applicable, creates valid and perfected first priority Liens (subject only to the Intercreditor Agreement, Customary Permitted Liens specified in clauses (a) and (b) of the definition thereof, and Liens permitted pursuant to Section 9.03(d), (i), (j) and (k)) in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby.

(v) Each Credit Party Entity has performed and complied with all the terms, provisions, agreements and conditions set forth in each Loan Document to which it is a party and required to be performed or complied with by such parties on or before the Closing Date, all filings and recordings and other actions which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken, and no Default or breach of any covenant by any such party exists thereunder.

(c) Subsidiaries; Ownership of Capital Stock. Schedule 6.01-C (i) contains a diagram indicating the corporate or limited liability company structure of each Credit Party Entity and any other Affiliate thereof in which such Person holds a direct or indirect partnership, joint venture or other equity interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of organization, the organizational identification number issued by the state of organization of and the federal employer identification number of (in each case, if applicable) each Credit Party Entity, and the jurisdictions in which each Credit Party Entity is qualified to transact business as a foreign organization, (B) the authorized, issued and outstanding shares of each class of Capital Stock of such Person and the owners of such shares, and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of each such Person in any Person that is not a corporation. None of the issued and outstanding Capital Stock of any Credit Party Entity is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of each Credit Party Entity is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

(d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which any Credit Party Entity is a party do not and will not (i) conflict with the Constituent Documents of any Credit Party Entity, (ii) constitute a tortious interference with any Contractual Obligation of any Person, (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or other Contractual Obligation of any Credit Party Entity, or require the termination of any other Contractual Obligation, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of any Credit Party Entity, other than Liens contemplated by the Loan Documents, or (v) require any approval of any Credit Party Entity shareholder that has not been obtained.

(e) Governmental Consents, etc. The execution, delivery and performance of each of the Loan Documents to which each Credit Party Entity is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, will be made, obtained, or given; and (ii) filings necessary to create or perfect security interests in the Collateral. None of Credit Party Entities is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.

(f) Accommodation Obligations; Contingencies. Except as set forth on Schedule 1.01.2, no Credit Party Entity has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term lease or commitment, not reflected in its Financial Statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in the other Schedules hereto.

(g) [Reserved]

(h) Financial Position. The Initial Projections and each of the business plans and all other financial projections and related materials and documents delivered to the Lenders pursuant hereto were prepared in good faith and are based upon facts and assumptions that management of Borrower believes to be reasonable in light of the then current and foreseeable business conditions and prospects of NMHG Holding and its Subsidiaries and represent management’s opinion of the projected financial performance based on the information available at the time so furnished. All Financial Statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of NMHG Holding and its Subsidiaries as at the respective dates thereof. The Pro Forma, copies of which have been furnished to the Lenders, fairly presents on a pro forma basis the financial condition of NMHG Holding and its Subsidiaries as of the Closing Date, and reflects on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by the Loan Documents, and the payment or accrual of all transaction costs payable with respect to any of the foregoing. Borrower believes that the Initial Projections and the assumptions expressed in the Pro Forma are reasonable based on the information available to Borrower at the time so furnished.

(i) Litigation; Adverse Effects. Except as set forth in Schedule 6.01-I, there is no action, suit, audit, proceeding, claim, allegation of defective pricing, investigation or arbitration (or series of related actions, suits, proceedings, allegations, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the Knowledge of Borrower, threatened against any Credit Party Entity or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which has or is reasonably likely to have a Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated Financial Statements of NMHG Holding and its Subsidiaries. No Credit Party Entity is (A) in violation of any applicable Requirements of Law which violation has had or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which has had or is reasonably likely to have a Material Adverse Effect.

(j) No Material Adverse Change. Since December 31, 2011, there has occurred no event which has resulted or is reasonably likely to have a Material Adverse Effect.

(k) Payment of Taxes. All tax returns and reports of each Credit Party Entity required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid other than such taxes, assessments, fees and other governmental charges (i) which are being contested in good faith by any Credit Party Entity, as the case may be, by appropriate proceedings diligently instituted and conducted as permitted by the terms of Section 8.04 and (ii) non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect. Borrower has no Knowledge of any proposed tax assessment against any Credit Party Entity that shall have or is reasonably likely to have a Material Adverse Effect.

(l) Performance. No Credit Party Entity has received notice, and Borrower has no actual Knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it; (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation; or (iii) any of its Property is in violation of any Requirement of Law and which in the case of any of the foregoing has had or is reasonably likely to have a Material Adverse Effect.

(m) Disclosure. The representations and warranties of each Credit Party Entity contained in the Loan Documents and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms hereof and the other Loan Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which and the time at which they were made, not misleading. No Credit Party Entity has intentionally withheld any fact from the Administrative Agent or any Lender in regard to any matter which has had or is reasonably likely to have a Material Adverse Effect.

(n) Requirements of Law. Each Credit Party Entity is in compliance with all Requirements of Law applicable to it and its business, in each case where the failure to so comply individually or in the aggregate shall have or is reasonably likely to have a Material Adverse Effect.

(o) Environmental Matters. Except as set forth in Schedule 6.01-O and except as is not reasonably likely to have a Material Adverse Effect:

(i) the operations of the Credit Party Entities comply in all respects with all applicable Environmental, Health or Safety Requirements of Law;

(ii) each Credit Party Entity has obtained all environmental, health and safety Permits necessary for its respective operations as currently conducted and Properties as currently used, and all such Permits are in good standing, and each Credit Party Entity is currently in compliance with all terms and conditions of such Permits;

(iii) no Credit Party Entities nor any of their respective present or past Property or operations, are subject to or the subject of any currently effective or ongoing judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement respecting (I) any violation of or liability under any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, or (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;

(iv) no Credit Party Entity has filed any notice under any applicable Requirement of Law: (A) reporting to any Person or Governmental Authority a Release of a Contaminant within the past three years; (B) reporting under Section 103(c) of CERCLA, indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (C) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law or condition in any Permit under an Environmental, Health or Safety Requirement of Law within the past three years;

(v) none of the present or, to Borrower’s Knowledge, past Property of any Credit Party Entity is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;

(vi) no Credit Party Entity has, to Borrower’s Knowledge, sent or directly arranged for the transport of any product, material or waste, to any current or proposed NPL site, or any site on any similar state list of sites requiring Remedial Action;

(vii) there is not now in connection with or resulting from any Credit Party Entity’s operations, nor, to Borrower’s Knowledge, has there ever been on or in any of the current or former Property (A) any treatment, recycling, storage or disposal of any hazardous waste requiring a permit under 40 C.F.R. Parts 264 and 265 or any state equivalent, (B) any solid waste landfill, waste pile, petroleum or hazardous waste, swamp, pit, pond, underground storage tank or surface impoundment, or (C) a reportable or non-permitted Release to the environment of any Contaminant involving any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other Equipment;

(viii) to Borrower’s Knowledge, there have been no Releases of any Contaminants to the environment from any Property except (A) in compliance with Environmental, Health or Safety Requirements of Law, or (B) which have been addressed to the satisfaction of the appropriate Governmental Authorities;

(ix) no Environmental Lien has attached to any Property;

(x) within the last year each Credit Party Entity has inspected its respective Property and such Property does not contain any asbestos-containing material or visible evidence of mold growth;

(xi) none of the Property presently is subject to any Environmental Property Transfer Act, or the extent such acts are presently applicable to any such Property, each Credit Party Entity has fully complied with the requirements of such acts; and

(xii) NMHG Holding and its Subsidiaries, taken as a whole, are not, and to Borrower’s Knowledge will not be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have resulted or are reasonably likely to result in cash expenditures by Credit Party Entities in excess of $2,750,000 in the aggregate for any calendar year ending after the Closing Date.

(p) ERISA Matters. (i) No Credit Party nor any ERISA Affiliate maintains or contributes to any Benefit Plan, Multiemployer Plan or Foreign Pension Plan other than those listed on Schedule 6.01-P attached hereto; (ii) each Plan which is intended to be qualified under Section

401(a) of the Internal Revenue Code as currently in effect either (a) has received a favorable determination letter from the IRS that the Plan is so qualified or (b) an application for determination of such tax-qualified status will be made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Internal Revenue Code as currently in effect, and the Credit Parties or an ERISA Affiliate shall diligently seek to obtain a determination letter with respect to such application; (iii) except as identified on Schedule 6.01-P, no Credit Party Entity maintains or contributes to any employee welfare benefit plan that provides group health or life insurance benefits within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA; (iv) except as would not reasonably be expected to result in a Material Adverse Effect, each Credit Party Entity is in compliance with the responsibilities, obligations and duties imposed on it by ERISA and the Internal Revenue Code with respect to all Plans; (v) except as would reasonably be expected to result in a Material Adverse Effect, (a) no Benefit Plan has failed to satisfy the minimum funding standard (as defined in Sections 302(a)(2) of ERISA and 412(a)(2) of the Internal Revenue Code) for a plan year without the need of any funding waiver under Section 412(c) of the Internal Revenue Code; (b) no Credit Party or any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (1) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (2) has taken or failed to take any action which would constitute or result in a Termination Event, other than a merger permitted under Section 9.09(b); (c) no Credit Party nor any ERISA Affiliate has any potential liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA; and (d) no Credit Party nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid; (vi).except as would not reasonably be expected to result in a Material Adverse Effect, (a) Schedule S to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate; and (b) except as identified on Schedule 6.01-P, since the date of each such Schedule S, there has been no adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule S; (vii) except as would not reasonably be expected to result in a Material Adverse Effect, (a) No Credit Party nor any ERISA Affiliate has (1) failed to make a required contribution or payment to a Multiemployer Plan; (2) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan or (3) failed to make a required installment or any other required payment under Section 430 of the Internal Revenue Code on or before the due date for such installment or other payment; and (b) no Benefit Plan has failed to satisfy the requirements under Section 401(a)(29) of the Internal Revenue Code; and (viii) except as would not reasonably be expected to result in a Material Adverse Effect, except as disclosed on Schedule 6.01-P, no Credit Party Entity has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. Borrower has given to the Administrative Agent copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the date hereof and in respect of which a Credit Party or any ERISA Affiliate is currently an “employer” as defined in Section 3(5) of ERISA, and the most recent actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by a Credit Party or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by the Credit Parties and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to a Credit Party or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; and as to each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of any Credit Party Entity after termination of employment other than as required by Section 601 of ERISA, the plan document (or, if no plan document is available, a written description of the benefits provided under such plan), the actuarial report for such plan (if any), the aggregate amount of the most recent annual payments made to, or on behalf of, terminated employees under each such plan, and any information about funding to provide for such welfare benefits.

(q) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. Each Foreign Employee Benefit Plan intended to qualify for the most favorable tax and accounting treatment available in respect of it is so qualified. With respect to any Foreign Pension Plan with a defined benefit element not wholly covered by insurance maintained or contributed to by any Credit Party Entity, the most recent valuation for such plan has been disclosed. Contributions to such Foreign Pension Plan are being made at the rate recommended by actuarial advice to eliminate any funding deficits disclosed in such valuation over no more than a 14 year period, and no Credit Party Entity or trustee has taken nor will take, any action which would materially increase any such deficit, unless compelled to do so in compliance with applicable legislation. With respect to any Foreign Employee Benefit Plan maintained or contributed to by any Credit Party Entity (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by best accounting practices in the jurisdiction in which such Plan is maintained having regard to tax legislation. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans will not result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Borrower, threatened against any Credit Party Entity or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

(r) Labor Matters.

(i) Except as set forth in Schedule 6.01-R, there is no collective bargaining agreement covering any of the employees of any Credit Party Entity. To Borrower’s Knowledge, except as set forth on Schedule 6.01-R, no attempt to organize the employees of any Credit Party Entity is pending, threatened or planned.

(ii) Set forth in Schedule 6.01-R or Schedule 6.01-P, as the case may be, is a list, of all material consulting agreements, material executive employment agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, and severance plans of NMHG Holding and its Subsidiaries providing for benefits for employees of NMHG Holding and its Subsidiaries.

(s) Securities Activities. No Credit Party Entity is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(t) Solvency. After giving effect to the transactions contemplated by the Loan Documents and the Loans to be made on the Closing Date and the disbursement of the proceeds of such Loans pursuant to Borrower’s instructions, Borrower and NMHG Holding together with its Subsidiaries is Solvent.

(u) Patents, Trademarks, Permits, Etc.; Government Approvals.

(i) Each Credit Party Entity owns, is licensed or otherwise has the lawful right to use, or have all permits and other governmental approvals, Patents, Trademarks, trade names, industrial designs, Copyrights, technology, know-how and processes used in or necessary for the conduct of its respective business as currently conducted except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.01-U, no claims are pending or, to the best of Borrower’s Knowledge following inquiry, threatened that any Credit Party Entity is infringing upon the rights of any Person with respect to such permits and other governmental approvals, Patents, Trademarks, trade names, industrial designs, Copyrights, technology, know-how and processes, except for such claims and infringements that do not, in the aggregate, give rise to any liability on the part of any Credit Party Entity which has, or is reasonably likely to, have a Material Adverse Effect.

(ii) Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, the transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, Patents, Trademarks, trade names, industrial designs, Copyrights, technology, know-how or processes by any Credit Party Entity in any manner which shall have or is reasonably likely to have a Material Adverse Effect.

(v) Assets and Properties. Each Credit Party Entity has good and marketable title to all of the Collateral and all other material assets and Property (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets or by the existence of any Liens permitted under Section 9.03), and all such assets and Property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 9.03. Substantially all of the material assets and Property owned by, leased to, or used by any Credit Party Entity is in adequate operating condition and repair, ordinary wear and tear excepted, is free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and is able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements has not, or is not reasonably likely to have a Material Adverse Effect. To the best Knowledge of Borrower, each Mortgaged Property is free of structural defects and all building systems contained therein are in good working order subject to ordinary wear and tear. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of any Credit Party Entity in and to any of such assets in a manner that has, or is reasonably likely to have, a Material Adverse Effect. Schedule 6.01-V contains a true and complete list of (i) all of the Real Property owned in fee simple by each Credit Party, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state, record owner and book and the reasonable good faith estimated fair value thereof, (ii) a true and complete list of all Leases with annual rental payments which exceed $100,000 or with Inventory at any time, showing, as of the date hereof, the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost and approximate rentable square footage thereof, together with identification of which locations have Inventory with a Fair Market Value of $1,100,000 or more, and (iii) a true and complete list of all bailees at which there is, or is reasonably expected to be, (A) for a period of 30 days or more during any twelve-month period, Inventory with a Fair Market Value of $275,000 or more or (B) at any time, Inventory with a Fair Market Value of $1,100,000 or more.

(w) Insurance. Schedule 6.01-W attached hereto accurately sets forth all insurance policies and programs currently in effect with respect to the respective Property and assets and business of each Credit Party Entity, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) a list of claims in excess of $550,000 made thereunder during the immediately preceding three (3) calendar years. Borrower has delivered to the

Administrative Agent copies of all such insurance policies. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 8.05 and are in amounts sufficient to cover the replacement value of the respective Property and assets of Credit Party Entities.

(x) Pledge of Collateral. The grant and perfection of the security interests in the Capital Stock pledged pursuant to the Security Documents, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or “Blue Sky” law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.

(y) Transactions with Affiliates. Schedule 6.01-Y lists each and every existing material agreement (other than the Loan Documents) and arrangement that any Credit Party has entered into with any of their respective Affiliates which are not Credit Parties.

(z) Bank Accounts. Schedule 6.01-Z sets forth all of the Collection Account Banks and other bank accounts of the Credit Parties where proceeds of Collateral are from time to time deposited by the Credit Parties, including the Lockboxes, the Collection Accounts and the Disbursement Accounts, their addresses and the relevant account numbers. Each Credit Party (i) has directed, and in the future will direct, all of its account debtors to remit all monies, checks, notes, drafts or funds received by it, including, without limitation, all payments in respect of Receivables, all other proceeds of Collateral, and all Net Cash Proceeds of Issuance of Indebtedness and Net Cash Proceeds of Sale (the “Collections”) directly to a Lockbox or Collection Account (or in accordance with other arrangements approved by the Administrative Agent), or (ii) to the extent that the account debtors of such Credit Party, notwithstanding the instructions described in clause (i) above, remit such Collections directly to such Credit Party, Borrower agrees, and agrees to cause each Credit Party to, deposit all such Collections into a Collection Account promptly upon such Person’s receipt thereof. Each Credit Party agrees to cause all Collections now or hereafter received directly or indirectly by Borrower or any such Credit Party or any agent thereof or in the possession of Borrower or any Credit Party or any agent thereof to be held in trust for the Administrative Agent and, promptly upon receipt thereof, to be deposited into a Collection Account. The contents of each Lockbox shall automatically be deposited into a Collection Account or be emptied and deposited into a Collection Account by a representative of the Collection Account Bank at which the applicable Collection Account has been established. Subject to the Intercreditor Agreement, only the ECA Agent, Administrative Agent, the Collateral Agent and the applicable Collection Account Bank, if any, shall have power of withdrawal from each Lockbox and the related Collection Account.

(aa) Indebtedness; Refinanced Indebtedness. Schedule 1.01.3 sets forth all Indebtedness for borrowed money of each Credit Party Entity, and there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity (except as disclosed on such Schedule). The Refinanced Indebtedness and all accrued and unpaid interest thereon has been paid in full or provision for payment has been made such that, in accordance with the express provisions of the instruments governing such Indebtedness, the Credit Party Entities have been or will be upon payment in full of the Refinanced Indebtedness irrevocably released from all liability and Contractual Obligations with respect thereto. All Liens, if any, securing the Refinanced Indebtedness have been released.

(bb) Tax Examinations. The IRS has examined (or is foreclosed from examining by applicable statutes) the Parent’s consolidated federal income tax returns for all tax periods prior to and including the taxable year ending December 31, 2006. All deficiencies which have been asserted against or with respect to any Credit Party Entity as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in NMHG Holding’s consolidated Financial Statements to the extent, if any, required by GAAP. No Credit Party Entity has taken any reporting positions for which it does not have a reasonable basis and does not anticipate any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

(cc) [Reserved]

(dd) [Reserved]

(ee) Anti-Terrorism Laws and Anti-Money Laundering Laws. None of Credit Party Entities are, and after making due inquiry no Person who owns a controlling interest in or otherwise controls any Credit Party Entity is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (collectively, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). No Credit Party Entity (x) is a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). To the Knowledge of Borrower, no Credit Party Entity, any of its Affiliates, nor any brokers or other agents acting in any capacity in connection with the Loans hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ff) No Violation of Anti-Money Laundering Laws. To Borrower’s Knowledge, no Credit Party Entity nor any holder of a direct or indirect interest in any Credit Party Entity (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(gg) Utilities and Public Access. Each Mortgaged Property has adequate rights of access in all material respects to public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities. All public utilities reasonably necessary to the continued use and enjoyment of such Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve such Mortgaged Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service. All roads reasonably necessary for the full utilization of such Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Mortgaged Property.

(hh) Condemnation. No Taking has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to such Mortgaged Property.

(ii) Mortgages. The Mortgages create a valid and enforceable first priority Lien on the Mortgaged Properties described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances and Customary Permitted Liens applicable to the Mortgaged Properties.

(jj) Assessments. There are no pending nor, to the Knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Properties, nor are there any contemplated improvements to the Mortgaged Properties that may result in such special or other assessments.

(kk) No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of any Mortgaged Property (i) with any other real property constituting a separate tax lot, and (ii) with any portion of such Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Mortgaged Property as a single lien. Each Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(ll) Flood Zone. Except as shown on the Surveys, the Mortgaged Properties described therein are not located in a flood hazard area as defined by the Federal Insurance Administration.

(mm) No Encroachments. Except as shown on the Surveys, to the best Knowledge of Borrower, (i) no improvements on adjoining properties encroach upon any Mortgaged Property, (ii) no easements or other encumbrances upon any Mortgaged Property encroach upon any of the improvements on such Mortgaged Property, in the case of (i) and (ii), the aforementioned conditions in this clause do not materially and adversely affect the value or marketability of such Mortgaged Property and (iii) all of the improvements on the Mortgaged Properties comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

(nn) Management Agreement; Leases. The Mortgaged Properties are not subject to any Management Agreement and the Mortgaged Properties are not subject to any Leases.

ARTICLE VII

REPORTING COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Required Lenders shall otherwise give prior written consent thereto:

7.01 Financial Statements.

Each Credit Party shall maintain, and shall cause each Credit Party Entity to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated Financial Statements in conformity with GAAP, and except with respect to Section 7.01(d), each of the Financial Statements described below shall be prepared from such system and records. Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders:

(a) Monthly Reports. Within thirty (30) days after the end of each fiscal month in each Fiscal Year (other than each fiscal month which is the last month of any fiscal quarter or of the Fiscal Year), the consolidated balance sheets of NMHG Holding and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of NMHG Holding and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, and for the corresponding period during the previous Fiscal Year, and a comparison of the statement of the year to date earnings and cash flow to the corresponding statement for the corresponding period from the previous Fiscal Year, and the forecasted consolidated balance sheet and consolidated statement of earnings and cash flow most recently provided pursuant to Section 7.01(f), and a comparison of the statement of year to date earnings and cash flow to the annual operating plan, certified by a Financial Officer of NMHG Holding as fairly presenting in all material respects the consolidated financial position of NMHG Holding and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year-end adjustments.

(b) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of the first three fiscal quarters in each Fiscal Year, the consolidated balance sheets of NMHG Holding and its Subsidiaries as at the end of such period and the related consolidated statements of income, and cash flow of NMHG Holding and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form, on a consolidated basis only, the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered on the Closing Date or pursuant to Section 7.01(f), as applicable, and in each case, certified by a Financial Officer of NMHG Holding as fairly presenting the consolidated financial position of the reporting Persons as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year-end adjustments.

(c) Annual Reports. Within ninety (90) days after the end of each Fiscal Year, audited consolidated Financial Statements of NMHG Holding and its Subsidiaries reported on by the Accounting Firm, which report shall be unqualified (or, if qualified, only as to non-material matters) and shall state that such Financial Statements fairly present the consolidated financial position of NMHG Holding and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such Accounting Firm shall concur and which shall have been disclosed in the notes to the Financial Statements) and that the examination by such Accounting Firm in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and in each case, certified by a Financial Officer of NMHG Holding as fairly presenting the consolidated financial position of the reporting Persons as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP.

(d) Parent Reports. Prior to a Restructuring, the Parent’s annual report on Form 10-K and annual report to shareholders (including audited financial statements).

(e) Officer’s Certificate. Together with each delivery of any Financial Statement pursuant to (i) paragraphs (a), (b) and (c) of this Section 7.01, an Officer’s Certificate of NMHG Holding, stating that the Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of NMHG Holding and its Subsidiaries during the accounting period covered by such Financial Statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such Person does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action any Credit Party Entity has taken, is taking and proposes to take with respect thereto; and (ii) paragraphs (b) and (c) of this Section 7.01, a certificate (the “Compliance Certificate”), which shall be substantially in the form of Exhibit F attached hereto, signed by a Financial Officer of NMHG Holding, setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the provisions of Article X, and when applicable, demonstrate (i) Liquidity as of the date of the Financial Statements delivered in connection with such Compliance Certificate, and (ii) the Unrestricted Cash on Hand as of the date of such Financial Statement.

(f) Business Plans; Financial Projections. (i) Not later than March 31st of each Fiscal Year, and containing substantially the same types of financial information contained in the Initial Projections, the annual business plan for NMHG Holding and its Subsidiaries for such Fiscal Year and for each month in such Fiscal Year, and (ii) not later than June 30th of each Fiscal Year, the annual long-range business forecast of NMHG Holding and its Subsidiaries for each succeeding Fiscal Year, up to and including the Fiscal Year during which it is anticipated that the Obligations shall be Paid in Full, containing a consolidated balance sheet, income statement and statement of cash flow.

(g) Management Letter. Together with each delivery of the Financial Statements referred to in Section 7.01(c), a copy of any management letter or any similar report delivered to Borrower by the Accountant in connection with such Financial Statements. The Administrative Agent and each Lender may, with the written consent of Borrower (which consent shall not be unreasonably withheld or delayed), communicate directly with such accountants in the presence of, or with the consent of, a Financial Officer of Borrower or NMHG Holding.

Documents required to be delivered pursuant to Section 7.01(a), 7.01(b), 7.01(c), 7.01(d). 7.09 or 7.12 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s or the Parent’s website on the Internet at the website address listed on Schedule 13.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as the Parent or any Credit Party Entity is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.02 Events of Default.

Promptly upon Borrower obtaining Knowledge (a) of any condition or event which constitutes a Default, or becoming aware that any Lender or the Administrative Agent has given any written notice with respect to a claimed Default, (b) that any Person has given any notice to any Credit Party Entity or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e), or (c) of any condition or event which has or is reasonably likely to result in a Material Adverse Effect or affect the value of, or the Administrative Agent’s interest in, the Collateral in any material respect, Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action any Credit Party Entity has taken, is taking and proposes to take with respect thereto.

7.03 Lawsuits.

Promptly upon (and, in any event, within ten (10) Business Days of Borrower obtaining Knowledge of the institution of, or written threat of, any Claim, action, suit, proceeding, governmental investigation, any allegation of defective pricing, or any arbitration against or affecting any Credit Party Entity or any Property of any Credit Party Entity not previously disclosed pursuant to Section 6.01(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in Borrower’s reasonable judgment, any Credit Party Entity (or the Credit Party Entities as a whole) to liability which has or is reasonably likely to have a Material Adverse Effect, Borrower shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters. On the first Business Day of each fiscal quarter, Borrower shall provide the Administrative Agent with a schedule identifying (a) any written threat of, any Claim, action, suit, proceeding, governmental investigation, any allegation of defective pricing, or any arbitration against or affecting any Credit Party Entity or any Property of any Credit Party Entity not previously disclosed pursuant to Section 6.01(i) or notified to the Administrative Agent in accordance with this Section 7.03, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose any Credit Party Entity (or any Credit Party Entities as a whole) to a liability in an amount aggregating $3,300,000 or more (exclusive of claims covered by insurance policies of any Credit Party Entity unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims) and (b) any commercial tort claim filed by any Credit Party stating a claim of $1,100,000 or more, together with an addendum granting a security interest in such claim as required by the Security Agreement.

7.04 Insurance.

Borrower shall deliver to the Administrative Agent as soon as practicable and in any event (a) no later than April 1 in each calendar year, a report in the form of Schedule 6.01-W or otherwise in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage (including any self-insurance provided by Parent or any Credit Party Entity but excluding health, medical, dental and life insurance (other than key man life insurance)) maintained as of the date of such report by any Person on their behalf or on behalf of any Credit Party Entity and the duration of such coverage, (b) no later than 60 days after the Closing Date for each policy for which Required Evidence of Insurance is required under Section 8.05, the Required Evidence of Insurance, (c) no later than 10 Business Days after the renewal date of each policy (or the effective date of any policy not in effect on the Closing Date) for which Required Evidence of Insurance is required under Section 8.05, evidence satisfactory to the Administrative Agent that such policies are in effect and showing the insurable interests of the Administrative Agent required by Section 8.05 and (d) no later than 60 days after the renewal date of each policy for which Required Evidence of Insurance is required under Section 8.05, the Required Evidence of Insurance for such policy. Borrower shall notify the Administrative Agent of, and shall give the Administrative Agent and its representatives access to copies of, any new, updated, renewed or otherwise modified material insurance policies (excluding health, medical, dental and life insurance (other than key man life insurance)). Borrower shall promptly notify the Administrative Agent of the nonpayment of any premiums of any policy, cancellation of any policy or alterations of any policy that are adverse to the interests of the Lenders, in each case, with respect to policies of insurance for which Required Evidence of Insurance is required hereunder.

7.05 Real Property.

As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a report supplementing Schedule 6.01-V hereto, including an identification of all owned and leased Real Property disposed of by any Credit Party during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor , lessee, expiration date and annual rental cost and approximate rentable square footage thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete as of the date of delivery.

7.06 ERISA and Analogous Notices.

Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders, at Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(a) within ten (10) Business Days after any Credit Party or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of a Financial Officer of Borrower describing such Termination Event and the action, if any, which any Credit Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL, PBGC or any analogous foreign Governmental Authority in relation to Foreign Pension Benefit Plans with respect thereto;

(b) within ten (10) Business Days after any Credit Party Entity knows or has reason to know that a prohibited transaction defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code has occurred with respect to any Plan, a statement of a Financial Officer of Borrower describing such transaction and the action which any Credit Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(c) within ten (10) days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

(d) within ten (10) days after receipt by any Credit Party or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e) within ten (10) days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Credit Party or any ERISA Affiliate with respect to such request;

(f) within ten (10) days after the occurrence any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which any Credit Party or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

(g) within ten (10) days after any Credit Party or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(h) within ten (10) days after any Credit Party Entity receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such notice and letter;

(i) within ten (10) days after any Credit Party or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(j) within ten (10) days after any Credit Party or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 or Section 430 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure or with respect to a Foreign Pension Plan, within three (3) Business Days after any Credit Party Entity fails to make a required installment or other payment in accordance with a schedule of contributions, the terms of such Foreign Pension Plan or as otherwise required by a foreign Governmental Authority;

(k) within ten (10) days after any Credit Party or any ERISA Affiliate knows (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan;

(l) within ten (10) Business Days after any Credit Party receives written notice from the Administrative Agent requesting the same, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence specified in such notice.

(m) within ten (10) Business Days after any Credit Party Entity knows or has reason to know of the adoption of any new employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides group health or life insurance benefits, and which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA, a copy of such plan and a description of the projected benefit obligations thereunder;

(n) within ten (10) Business Days after receipt by any Credit Party Entity of any valuation report for any Foreign Pension Plan with a defined benefit element not wholly covered by insurance maintained or contributed to by any Credit Party Entity, a copy of such report;

(o) within ten (10) Business Days after the adoption of a new collective bargaining agreement covering any employees of any Credit Party Entity, a copy thereof; and

(p) within ten (10) Business Days after any Credit Party Entity knows or has reason to know of the adoption of any new agreement listed in Section 6.01(r)(ii), a copy thereof and a description of the projected liabilities thereunder.

For purposes of this Section 7.06, the Credit Parties and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which any Credit Party or any ERISA Affiliate is the plan sponsor.

7.07 Environmental Notices.

(a) Borrower shall notify the Administrative Agent and the Lenders in writing, promptly upon Borrower’s learning thereof, of any:

(i) notice or Claim to the effect that any Credit Party Entity is or may be liable to any Person as a result of exposure to or the Release or threatened Release of any Contaminant, which liability is reasonably likely to result in an expenditure by any Credit Party Entity of over $1,100,000 in any Fiscal Year;

(ii) notice that or any Credit Party Entity is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which investigation is reasonably likely to result in an expenditure by or any Credit Party Entity of over $1,100,000 in any Fiscal Year;

(iii) notice that any Property is subject to an Environmental Lien;

(iv) notice to any Credit Party Entity of any violation of any Environmental, Health or Safety Requirement of Law, except for such violations or Claims as are not reasonably likely to result in a Material Adverse Effect;

(v) condition, practice or circumstance reasonably likely to result in a violation of any Environmental, Health or Safety Requirement of Law or a Claim by any Person under any Environmental, Health or Safety Requirement of Law, except for such violations as are not reasonably likely to result in a Material Adverse Effect;

(vi) commencement or threat of any judicial or administrative proceeding alleging a violation by any Credit Party Entity of any Environmental, Health or Safety Requirement of Law, except for such violations as are not reasonably likely to result in a Material Adverse Effect;

(vii) new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that are reasonably likely to result in a Material Adverse Effect;

(viii) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other similar action by any Credit Party Entity that is reasonably likely to subject any Credit Party Entity to additional environmental, health or safety Liabilities and Costs of over $1,100,000 in any Fiscal Year; or

(ix) any filing or report made by any Credit Party Entity with any Person or Governmental Authority with respect to any unpermitted Release or threatened Release of a Contaminant, which Release or threatened Release is reasonably likely to result in an expenditure of over $1,100,000 in any Fiscal Year.

(b) Within forty-five (45) days after the end of each Fiscal Year, Borrower shall submit to the Administrative Agent and the Lenders a report summarizing the status of environmental, health or safety compliance, hazard or liability issues identified in notices required pursuant to Section 7.07(a), disclosed on Schedule 6.01-O or identified in any notice or report required herein.

7.08 Labor Matters.

Borrower shall notify the Administrative Agent and the Lenders in writing, promptly after Borrower has Knowledge thereof, of (i) any material labor dispute to which any Credit Party Entity is or may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities and (ii) any liability in excess of $3,300,000 (arising pursuant to the Worker Adjustment and Retraining Notification Act or any similar law) incurred with respect to the closing of any plant or other facility of such Persons.

7.09 Public Filings and Reports.

Promptly upon the filing thereof with the Securities and Exchange Commission, Borrower shall deliver to the Administrative Agent copies of all filings or reports made in connection with outstanding Indebtedness and Capital Stock of any Credit Party or the Parent.

7.10 Bank Account Information.

Promptly upon receipt of a request therefor from the Administrative Agent, the Credit Parties shall provide to the Administrative Agent and the Lenders copies of bank statements (covering the period of time requested by the Administrative Agent) with respect to any bank accounts then maintained by any Credit Party. Promptly after the establishment, closure or modification by any Credit Party of any Bank Account, Borrower shall disclose the same to Administrative Agent by submitting an amended and restated Schedule 6.01-Z to the Administrative Agent; provided, however, no Credit Party shall:

(a) change any Bank Account other than a Disbursement Account or establish any new Bank Account other than a Disbursement Account with any bank which is not acceptable to the Administrative Agent and which, in the case of a Collection Account to be maintained at such bank, has not executed a Collection Account Agreement with respect to such Collection Account, or

(b) establish any other Bank Account other than a Disbursement Account, or modify any arrangement with respect to any other existing Bank Account other than a Disbursement Account, without the prior consent of the Administrative Agent, which consent may be granted or withheld in the reasonable discretion of the Administrative Agent.

7.11 Debt.

Borrower shall deliver a copy to the Administrative Agent and the Lenders of (a) any material notice or other material communication delivered by or on behalf of any Credit Party to any Person in connection with any material agreement or other document relating to the Existing ABL Credit Agreement at the same time and by the same means as such notice or other communication is delivered to such Person, (b) any notice or other material communication received by any Credit Party from any Person alleging the occurrence in connection with any Indebtedness described in Section 11.01(e) of an event described in such Section, promptly after such notice or other communication is received by any Credit Party, and (c) as and when required under the Existing ABL Credit Agreement, the monthly (or weekly) certificate delivered under the Existing ABL Credit Agreement evidencing “Availability” under and as defined therein.

7.12 Other Reports.

Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all Financial Statements, material reports and material notices (such as Form 10-Q’s, Form 10-K’s and other material filings), if any, sent or made available generally by any Credit Party or the Parent to its Securities holders or filed with the SEC and all press releases made available generally by any Credit Party, the Parent or any Credit Party Entity to the public concerning material developments in the business of the Parent or any Credit Party Entity, and all notifications received by the Parent or any Credit Party Entity pursuant to the Securities Exchange Act and the rules promulgated thereunder; provided that after a Restructuring, nothing shall be required to be delivered under this Section 7.12 with respect to the Parent.

7.13 Other Information.

Promptly upon receipt of a request therefor from the Administrative Agent, Borrower shall prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Parent (prior to a Restructuring only) or any Credit Party Entity or the Collateral including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof and copies of each existing written agreement or arrangement set forth on Schedule 6.01-Y, as from time to time may be reasonably requested by the Administrative Agent.

7.14 Anti-Terrorism and Anti-Money Laundering Law Notices.

Borrower shall immediately notify the Administrative Agent if Borrower obtains Knowledge that any holder of a direct or indirect interest in any Credit Party Entity, or any director, manager or officer of any of such holder, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti-Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Required Lenders shall otherwise give prior written consent:

8.01 Organizational Existence, Etc.

Except as permitted under Section 9.09, each Credit Party shall, and shall cause each Credit Party Entity to, at all times maintain its respective organizational existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its business except where the failure to so maintain or preserve would not have or be reasonably be likely to have a Material Adverse Effect.

8.02 Organizational Powers; Conduct of Business, Etc.

Each Credit Party shall, and shall cause each Credit Party Entity to, qualify and remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing except where the failure to qualify or remain qualified would not have or be reasonably be likely to have a Material Adverse Effect.

8.03 Compliance with Laws, Etc.

Each Credit Party shall and shall cause each Credit Party Entity to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for such Person’s operations and maintain such Permits in good standing, except, in each case, where the failure to do is not reasonably likely to result in a Material Adverse Effect.

8.04 Payment of Taxes and Claims; Tax Consolidation.

Each Credit Party shall, and shall cause each Credit Party Entity to, pay (a) all taxes, assessments and other governmental charges less than or equal to $2,200,000 imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property within five days upon Knowledge that a penalty or interest has accrued thereon, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums less than or equal to $2,200,000 which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any Credit Party Entity’s Property or assets, within fifteen days upon Knowledge that any penalty or fine has accrued with respect thereto. Each Credit Party shall, and shall cause each Credit Party Entity to, pay (a) on the day when due, all taxes, assessments and other governmental charges greater than $2,200,000 imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums greater than $2,200,000 which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any Credit Party Entity’s Property or assets. Notwithstanding the preceding sentences, each Credit Party Entity shall have the right to contest in good faith the validity or amount of any such taxes or claims by proper proceedings timely instituted, and may permit the taxes or claims to be contested to remain unpaid during the period of such contest if (i) it diligently prosecutes such contest, (ii) it makes adequate provision in conformity with GAAP with respect to the contested items, and (iii) during the period of such contest, the enforcement and ability of any taxing authority to force payment of any contested item or to impose a Lien (other than any Customary Permitted Lien as defined in clause (a) of the definition thereof) with respect thereto is effectively stayed.

8.05 Insurance.

Each Credit Party shall maintain for itself and the Credit Party Entities, or shall cause each of Credit Party Entities to maintain in full force and effect the insurance policies and programs listed on Schedule 6.01-W or substantially similar policies and programs or other policies and programs as are acceptable to the Administrative Agent; provided, that at any time but no more than once in any Fiscal Year unless an Event of Default has occurred and is continuing, the Administrative Agent may engage (at Borrower’s expense) a third-party insurance consultant to examine, review and appraise the insurance policies and programs maintained by Credit Party Entities, and to the extent deemed reasonably necessary by the Administrative Agent (taking into account, among other things, the cost of such additional coverage and the risks insured against by such additional coverage), require the Credit Parties to modify the insurance policies and programs currently in place or, in the event that any insurer is rated less than A-, VII by A.M. Best (or an equivalent rating by another insurance rating company reasonably satisfactory to the Administrative Agent), replace the insurance policies and programs provided by such insurer. Each policy relating to (a) the Collateral and/or business interruption coverage for any Credit Party shall be properly endorsed to the Administrative Agent, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent, for the benefit of the Lenders, subject to the terms and conditions of the Intercreditor Agreement (or as the Administrative Agent may otherwise request), and (b) coverage for any Credit Party other than the foregoing, unless otherwise permitted by the Administrative Agent, shall contain an endorsement naming the Administrative Agent as an additional insured under such policy (or as the Administrative Agent may otherwise request), in each case in form and substance acceptable to the Administrative Agent (collectively, the “Required Evidence of Insurance”) and delivered to the Administrative Agent in accordance with Section 7.04. Such Required Evidence of Insurance furnished to the Administrative Agent shall provide, unless otherwise permitted by the Administrative Agent in its sole discretion, that the insurance companies will give the Administrative Agent at least ten (10) days’ prior written notice of any cancellation due to nonpayment of premiums thereunder and at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Lenders or otherwise cancelled and that no act, whether willful or negligent, or default of any Credit Party Entity or other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. In the event any Credit Party Entity, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute and be part of the Obligations, payable as provided in this Agreement.

8.06 Inspection of Property; Books and Records; Discussions.

(a) Each Credit Party shall, and shall cause each Credit Party Entity to, permit any authorized representative(s) designated by the Administrative Agent to visit and inspect, whether by access to Credit Party Entities’ MIS or otherwise, any of the Property, to examine, audit, check and make copies of its respective financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, management personnel, and independent certified public accountants (in the presence, or with the consent of, a Financial Officer of Borrower or NMHG Holding), all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at Borrower’s expense provided, however, that Collateral field examinations at Borrower’s expense may be conducted no more frequently than annually or at any time an Event of Default has occurred and is continuing.

(b) Each Credit Party shall keep and maintain, and cause each Credit Party Entity to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, each Credit Party, upon the Administrative Agent’s request, shall, and shall cause each Credit Party Entity to, turn over any such records to the Administrative Agent or its representatives; provided, however, that Borrower may, in its discretion, retain copies of such records.

(c) Each Credit Party will, at all times, mark the original copy of all chattel paper with a legend describing the Administrative Agent’s security interest therein and shall take all other actions required by the Security Agreement with respect to chattel paper, and each Credit Party will hold in trust and safely keep such chattel paper so legended at locations which are either (i) owned by a Credit Party or (ii) leased by a Credit Party and with respect to which a Collateral Access Agreement has been executed.

8.07 ERISA Compliance.

Each Credit Party shall, and shall cause each Credit Party Entity to, and shall use its best efforts to cause its ERISA Affiliates who are not Credit Party Entities to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

8.08 Foreign Employee Benefit Plan Compliance.

Each Credit Party shall, and shall cause each Credit Party Entity to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

8.09 Maintenance of Property.

Each Credit Party shall, and shall cause each Credit Party Entity to, maintain in all material respects all of its respective owned and leased Property in good, safe and insurable condition and repair, ordinary wear and tear excepted, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; provided, however, that, such Property may be altered or renovated in the ordinary course of such Credit Party Entity’s business.

8.10 Further Assurances; Additional Collateral.

(a) [Reserved]

(b) At any time and from time to time, (i) promptly following the Administrative Agent’s written request and at the expense of the applicable Person, each Credit Party agrees to duly execute and deliver, and to cause Credit Party Entities to duly execute and deliver, any and all such further instruments and documents and take such further action as the Administrative Agent may reasonably deem desirable in order to perfect and protect any Lien granted or purported to be granted pursuant to the Loan Documents or to enable the Administrative Agent, in accordance with the terms of the applicable Loan Documents, to exercise and enforce its rights and remedies under the Loan Documents with respect to such Collateral and (ii) promptly upon the request of the Administrative Agent, assign to the Administrative Agent, pursuant to an assignment in form and substance satisfactory to the Administrative Agent, the right to receive proceeds (for application to the Obligations in accordance with this Agreement) of any Interest Rate Contracts or Currency Agreement to which any Credit Party is a party. Notwithstanding the foregoing, the granting of such further assurances or security interest under this Section 8.10 shall not be required if it would (A) be prohibited by other Contractual Obligations to which Borrower or such Credit Party Entity is a party (except to the extent such prohibition is rendered ineffective under the Uniform Commercial Code), (B) be prohibited by applicable law, or (C) result in material adverse tax consequences to Borrower.

(c) Upon the request of the Administrative Agent, each Credit Party shall, and shall cause the other Credit Parties to, execute and deliver to the Administrative Agent, for the benefit of the Lenders, immediately upon the acquisition or leasing of any Real Property with a fair market value in excess of $2,500,000 (as reasonably determined by the Administrative Agent) by Borrower or any other Credit Party, a Mortgage, assignment or other appropriate instrument evidencing a Lien upon any such Real Property, lease or interest, together with such title insurance policies (mortgagee’s form), certified surveys, environmental site assessment reports, zoning reports, and local counsel opinions with respect thereto and such other agreements, documents and instruments which the Administrative Agent deems reasonably necessary or desirable, the same to be in form and substance reasonably acceptable to the Administrative Agent and to be subject only to (i) Liens permitted under Section 9.03 and (ii) such other Liens as the Administrative Agent and Required Lenders may reasonably approve, it being understood that (x) the granting of such additional security for the Obligations is a material inducement to the execution and delivery of this Agreement by each Lender, and (y) with respect to any documents required under this clause (c) with respect to leases, it shall not be a breach of this clause (c) if the consent of the lesser is required for such delivery but is not obtained and the Credit Parties have exercised commercially reasonable efforts to obtain such consent.

(d) In addition to and not in lieu of the rights and obligations of the parties under clauses (a), (b) and (c) above, promptly, but in any event within 90 days, following the Administrative Agent’s written request (or such later date as is agreed to in writing by the Administrative Agent), and at the expense of the applicable Credit Party Entity, each Credit Party agrees to duly execute and deliver, and to cause its Subsidiaries to duly execute and deliver, in form and substance reasonably satisfactory to the Administrative Agent, any and all such further instruments and documents, including, without limitation, all amendments, modifications, supplements, restatements or reaffirmations of any existing instruments or documents, in each case as are reasonably requested by the Administrative Agent in order to create and/or maintain a valid and perfected security interest of the Administrative Agent in any Collateral.

8.11 Landlord and Bailee Waivers.

(a) Subject to Section 8.17(c), on or prior to the Closing Date, each Credit Party shall obtain and deliver, and cause the Credit Parties to obtain and deliver, to the Administrative Agent Collateral Access Agreements relating to each bailee location listed on Schedule 6.01-V as of the Closing Date. Each Credit Party shall obtain and deliver, and cause the Credit Parties to obtain and deliver, to the Administrative Agent Collateral Access Agreements relating to each location listed from time to time on Schedule 6.01-V or for which such type of agreement is delivered in connection with the Existing ABL Credit Agreement.

(b) Each Credit Party shall use, and shall cause the Credit Parties to use, its best efforts to obtain and deliver to the Administrative Agent Collateral Access Agreements with respect to all leased Properties in which there is, or is reasonably expect to be, Inventory with a Fair Market Value of $1,000,000 or more.

8.12 Environmental Compliance.

(a) Each Credit Party Entity shall comply with all Environmental, Health or Safety Requirements of Law in all material respects.

(b) Each Credit Party shall obtain as needed all material Permits necessary for its operations, and shall maintain such Permits in good standing.

(c) At the reasonable request of the Administrative Agent after the release of hazardous materials or the occurrence of any condition reasonably likely to give rise to a material action, suit, demand, investigation, proceeding or liability relating to any Environmental, Health or Safety Requirement of Law in respect of any Mortgaged Property, provide to the Administrative Agent within 60 days after such request (or such longer period of time as may be reasonably necessary and consented to by the Administrative Agent), at the expense of Borrower, an environmental site assessment report for such Mortgaged Property described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Contaminants and the estimated cost of any compliance, removal or remediation action in connection with any Contaminants on such Mortgaged Property; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of Borrower.

8.13 Insurance and Condemnation Proceeds.

(a) Direction to Insurers. Subject to terms and conditions of the Intercreditor Agreement, each Credit Party hereby directs all insurers under policies of Property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the Property to pay all proceeds payable under such policies or with respect to such claim or award directly to the Administrative Agent for deposit in a Cash Collateral Account.

(b) Application of Proceeds. In the event proceeds of insurance received by the Administrative Agent under property damage, boiler and machinery policies, business interruption insurance policies, or with respect to a condemnation claim or award exceed $500,000 and do not constitute Replacement Proceeds, the Administrative Agent shall, upon receipt of such proceeds, apply all of the proceeds so received in the manner set forth in Section 2.03(b)(ii). Notwithstanding the foregoing, in the event proceeds of insurance received by the Administrative Agent under property damage, boiler and machinery policies or business interruption insurance policies (i) is less than $500,000 or (ii) constitutes Replacement Proceeds, Administrative Agent shall, upon receipt of such proceeds, remit the amount so received to Borrower or the applicable Credit Party; provided, however, in the case of proceeds of insurance received by the Administrative Agent under property damage, boiler and machinery policies or business interruption insurance policies in an amount greater than $500,000, if (i) the Administrative Agent receives notice from the applicable Credit Party that it or its Subsidiary, as applicable, does not intend to restore, rebuild or replace the Property subject to such insurance payment or condemnation award, (ii) the applicable Credit Party or its applicable Subsidiary fails to replace or commence the restoration or rebuilding of such Property within one year after the Administrative Agent’s receipt of the proceeds of such insurance payment or condemnation award, or (iii) upon completion of the restoration, rebuilding or replacement of such Property, the unused proceeds from such insurance payment or condemnation award exceed $500,000, then (x) upon the occurrence of either of the events described in clauses (i) or (ii) above, all such proceeds, and (y) upon the occurrence of the event described in clauses (iii) above, such excess, shall constitute Net Cash Proceeds of Sale received by a Credit Party or a Subsidiary of a Credit Party and shall be applied to the Obligations pursuant to the terms of Section 2.03(b)(ii).

8.14 Compliance with Anti-Money Laundering Laws and Anti-Terrorism Laws.

Each Credit Party Entity has taken, and agrees that it shall continue to take, reasonable measures (including, without limitation, the adoption of adequate policies, procedures and internal controls) appropriate to the circumstances (in any event as required by applicable Requirements of Law), to ensure that such Person is and shall be in compliance with all current and future Anti-Money Laundering Laws and Anti-Terrorism Laws and applicable Requirements of Law and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

8.15 Leases and Rents.

All Leases entered into by any Credit Party as lessor shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties. With respect to any Lease with respect to which any Credit Party is lessor, such Credit Party shall not enter into such Lease, unless Borrower shall have furnished the Administrative Agent with executed copies of such Leases. All Leases shall provide that they are subordinate to the applicable Mortgage, and that the lessee agrees to attorn to the Administrative Agent. Each Credit Party,

(a) shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(b) shall promptly send copies to Administrative Agent of all written notices of default which such Credit Party shall send or receive thereunder;

(c) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Properties would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(d) shall not execute any other assignment of lessor’s interest in the Leases or Rents; and

(e) shall not convey or transfer or suffer or permit a conveyance or transfer of any Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

Each Credit Party shall deposit security deposits of lessees which are turned over to or for the benefit of such Credit Party or otherwise collected by or on behalf of such Credit Party, into a bank account and shall not commingle such funds with any other funds of any Credit Party. Any bond or other instrument which Borrower or any Credit Party is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described shall, if permitted pursuant to Legal Requirements, name Administrative Agent as payee or mortgagee thereunder (or at Agent’s option, be fully assignable to Agent) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Administrative Agent. Each Credit Party shall, upon request, provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent of the Credit Parties’ compliance with the foregoing. Upon the occurrence and during the continuance of any Event of Default, each Credit Party shall, upon Administrative Agent’s request, if permitted by any applicable Legal Requirements, turn over to Administrative Agent the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Mortgaged Properties, to be held by Administrative Agent subject to the terms of the Leases.

8.16 Use of Proceeds.

Proceeds of the Term Loan shall be used to (i) retire Borrower’s Refinanced Indebtedness; (ii) provide for ongoing working capital needs in the ordinary course of the business of Borrower and its Subsidiaries; and (iii) for other lawful general corporate purposes not prohibited hereunder (including Capital Expenditures permitted hereunder).

8.17 Post-Closing Covenants.

(a) Collection Account Agreements; Lockboxes. Within 90 days of the Closing Date (or such later date acceptable to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Collection Account Agreements or Lockbox control agreements with respect to the bank accounts and Lockboxes identified on Schedule 6.01-Z, in each case for which no such agreements has been delivered on or prior to the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, or the Administrative Agent shall have entered into other satisfactory arrangements with the ECA and the applicable depository bank with respect to existing agreements related to such bank accounts and Lockboxes.

(b) Foreign Law Pledge Agreements. Within 90 days of the Closing Date (or such later date acceptable to the Administrative Agent), the Borrower shall deliver to the Administrative Agent (i) duly executed pledge agreements governed under foreign law, in form and substance reasonable acceptable to the Administrative Agent, with respect to the pledge to the Administrative Agent by the Credit Parties of 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) that is owned by the Credit Parties in each of the following First Tier Foreign Subsidiaries (to the extent such Capital Stock is owned by the Credit Parties): Hyster Singapore Pte Ltd, N.M.H Holding B.V., NACCO Materials Handling Group Brasil Ltd., NMHG Australia Holding PTY Ltd., and NMHG Mexico, S.A. de C.V.; and (ii) favorable foreign counsel legal opinions with respect thereto, in form and substance reasonable acceptable to the Administrative Agent.

(c) Landlord/Bailee Agreements. Within 90 days of the Closing Date (or such later date acceptable to the Administrative Agent), to the extent available using commercially reasonably efforts, the Borrower shall deliver to the Administrative Agent, duly executed Collateral Access Agreements with respect to each location identified on Schedule 6.01-V for which a Collateral Access Agreement was not delivered on or prior to the Closing Date, in form and substance satisfactory to the Administrative Agent.

(d) Real Property Collateral. Within 60 days of the Closing Date (or such later date acceptable to the Administrative Agent), the Borrower shall deliver to the Administrative Agent such items described in clause (a)(v)(B) or (C) of Article V with respect to any Mortgaged Property not required to be delivered to the Administrative Agent prior to the Closing.

ARTICLE IX

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that it shall comply with the following covenants so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless (except as otherwise provided below) the Required Lenders shall otherwise give prior written consent thereto:

9.01 Indebtedness.

No Credit Party shall, nor shall permit any Credit Party Entity to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness for trade payables, wages and other accrued expenses incurred in the ordinary course of business;

(c) Permitted Existing Indebtedness and any extensions, renewals, refundings or replacements of such Indebtedness, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and, taken as a whole is on terms no less favorable to such Credit Party Entity than the terms of, such Permitted Existing Indebtedness so extended, renewed, refunded or replaced;

(d) (i) Indebtedness under Capital Leases and Indebtedness secured by purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any Property is subject at the time of such Credit Party Entity’s purchase thereof) (“Purchase Money Liens”) securing a principal amount not to exceed, together with the amounts permitted under clause (ii) below, $38,500,000 in the aggregate at any time or from time to time outstanding so long as each Purchase Money Lien shall attach only to the Property to be acquired or constructed and any sale or insurance proceeds thereof (but excluding rental contracts covering such property or any proceeds thereof), (ii) Capital Leases and purchase money Indebtedness incurred to finance the acquisition of fixed assets, the outstanding principal amount of which in the aggregate and when aggregated with the amount of Indebtedness permitted under clause (i) above does not exceed $38,500,000 at any time, (iii) Indebtedness under Capital Leases entered into pursuant to a Lease Finance Transaction or with respect to rental equipment, whether or not reflected on the balance sheet of the applicable Credit Party Entity as Inventory, collectively securing an aggregate principal amount not to exceed $49,500,000 at any time; and (iv) any refinancing of such Indebtedness so long as (A) any Liens granted in connection with such Indebtedness shall only attach to the same Property formerly subject to the Purchase Money Lien and any sale or insurance proceeds thereof (but excluding rental contracts covering such Property or any proceeds thereof), (B) the aggregate principal amount of the Indebtedness so refinanced shall not be increased, (C) the Indebtedness is incurred for the same purpose as the Indebtedness so refinanced and (D) the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness so refinanced; provided, however, the aggregate outstanding principal amount of Indebtedness permitted under this clause (d) shall at no time exceed $77,000,000.

(e) Indebtedness in respect of taxes, assessments, governmental charges and Claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 8.04;

(f) Indebtedness constituting Investments permitted by Section 9.04 or Accommodation Obligations permitted by Section 9.05;

(g) Indebtedness arising from unsecured intercompany loans (i) from any Credit Party to any other Credit Party, (ii) from any Credit Party Entity not a Credit Party to any Credit Party or Pledged Entity, (iii) among Credit Party Entities that are not Credit Parties or Pledged Entities, (iv) among Pledged Entities, or (v) from any Credit Party or Pledged Entity to any Credit Party Entity that is not a Credit Party or Pledged Entity not to exceed, with Investments permitted under Sections 9.04(e)(v) and Accommodation Obligations permitted under Section 9.05(f)(v) but without duplication, $60,500,000 in principal amount outstanding at any time; provided, that all such loans specified in clauses (i) and (v) (with respect to loans by a Credit Party only) shall be evidenced by promissory notes and pledged to the Administrative Agent pursuant to the Security Agreement; provided, further that no additional loans described in clauses (i) through (v) shall be permitted after the occurrence and during the continuance of an Event of Default;

(h) Indebtedness of NMHG Holding or Borrower arising pursuant to Interest Rate Contracts entered into in the ordinary course of business for non-speculative purposes or otherwise reasonably acceptable to the Administrative Agent;

(i) Indebtedness of NMHG Holding or Borrower arising pursuant to Currency Agreements entered into in the ordinary course of business for non-speculative purposes or otherwise reasonably acceptable to the Administrative Agent;

(j) Indebtedness of NMHG Holding or Borrower arising pursuant to Commodity Agreements entered into in the ordinary course of business for non-speculative purposes or otherwise reasonably acceptable to the Administrative Agent;

(k) Indebtedness with respect to customary warranties and indemnities made under (i) any agreements for asset sales permitted under Section 9.02, or (ii) Contractual Obligations of any Credit Party Entity entered into in the ordinary course of its business;

(l) Indebtedness with respect to the Australian Credit Facility;

(m) Indebtedness in respect of the Existing ABL Credit Agreement Documents (including the Foreign Working Capital Guaranty) in an aggregate principal amount not to exceed $315,000,000, as reduced by, and after giving effect to, all repayments of the Indebtedness thereunder, including, but not limited to, payments required by Sections 3.01(b)(iii) and 3.01(b)(iv) of the Existing ABL Credit Agreement, but excluding any repayments for which the Existing ABL Credit Agreement does not require a permanent reduction of commitments thereunder;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(o) unsecured Indebtedness in respect of obligations owed to an Affiliate of the Parent (other than any Credit Party Entity) approved by the Administrative Agent and created in connection with the transfer of accrued liabilities of Credit Party Entities in respect of transferred self-insured risk to the extent such self-insurance is permitted under Section 8.05;

(p) unsecured Indebtedness pursuant to the ING Working Capital Line;

(q) Parent Subordinated Indebtedness;

(r) unsecured Indebtedness arising from unsecured intercompany loans borrowed for the use in any Credit Party Entity’s business and operations in the People’s Republic of China not to exceed, with Investments permitted under Section 9.04(j), $12,000,000 in principal amount outstanding at any time;

(s) Indebtedness arising under any receivables factoring, discounting facility or receivables assignment facility by any Foreign Subsidiary in an aggregate amount not to exceed $10,000,000 outstanding at any time; and

(t) in addition to the Indebtedness permitted by clauses (a) through (r) above, other unsecured Indebtedness, in an aggregate principal amount not to exceed $16,500,000 at any time outstanding;

provided, however, that further incurrences of the Indebtedness described in clauses (d), (g), and (q) above shall be prohibited if either (A) a Default or an Event of Default shall have occurred and be continuing at the time of such incurrence or would result therefrom or (B) such Indebtedness is prohibited under the terms of any Indebtedness of any Credit Party Entity.

9.02 Sales of Assets.

No Credit Party shall, nor shall permit any Credit Party Entity to, sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

(a) the sale of Inventory in the ordinary course of business (including sales of such Property among any of the Credit Party Entities);

(b) the sale of Property for consideration not less than the Fair Market Value thereof and (i) with respect to sales not covered by clauses (ii) through (v) below, having an aggregate Fair Market Value not in excess of $15,000,000 in any twelve consecutive month period; (ii) in connection with the closure or relocation of any facilities; (iii) such sale is of the assets or the Capital Stock of the Australian Subsidiaries or the NMHG Mauritius Entities; (iv) such sale is of the assets or Capital Stock of any Distribution Subsidiary; or (v) plants and/or Property described on Schedule 9.02-B; provided, however, that (x) any non-cash consideration resulting from such sale (which shall be limited to not more than twenty-five percent (25.0%) of the total consideration for such sale) shall, to the extent received by a Credit Party, be pledged or assigned to the Administrative Agent pursuant to the applicable Security Documents to which it is a party, (y) Borrower complies with the mandatory prepayment provisions set forth in Section 2.03(b) and the conditions to the release of Collateral described in Section 12.09(c) and (z) before and after giving effect to such sale, no Default shall have occurred and be continuing;

(c) the transfer of Property from any Credit Party Entity to any Credit Party, among any of the Credit Parties, or among Credit Party Entities not constituting Credit Parties, in each case, otherwise in accordance with the Loan Documents;

(d) the sale of Investments in Cash Equivalents permitted pursuant to Section 9.04(a);

(e) (i) sales of Inventory by the Italian Receivables Seller to NACCO UK pursuant to any agreement in form and substance satisfactory to the Administrative Agent, and sales of Receivables by the Italian Receivables Seller to NACCO UK pursuant to the applicable Receivables Sale Agreement and (ii) sales and assignments of Receivables by NACCO Netherlands to NACCO UK pursuant to the applicable Receivables Sale Agreement; provided, that all actions under the applicable Requirements of Law required to perfect NACCO UK’s ownership of such Receivables and Inventory, if applicable, shall have been taken;

(f) the sale of Property permitted pursuant to Section 9.10 or in connection with transactions permitted in Section 9.09;

(g) the sale of accounts receivable and related assets under any receivables factoring, discounting facility or receivables assignment facility by any Foreign Subsidiary in an aggregate amount not to exceed $10,000,000 outstanding at any time; and

(h) additional dispositions of Property other than Inventory and Receivables of the Credit Parties which may be approved by the Administrative Agent in its sole discretion and which result in Net Cash Proceeds of Sale of not more than $5,500,000 in the aggregate and $2,200,000 in any Fiscal Year.

9.03 Liens.

No Credit Party shall, nor shall permit any Credit Party Entity to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets (including the Capital Stock of any Subsidiary of NMHG Holding) except:

(a) Liens created by the Loan Documents;

(b) Permitted Existing Liens;

(c) Customary Permitted Liens;

(d) Purchase Money Liens and Liens securing Indebtedness permitted by Section 9.01(d), provided, that such Purchase Money Liens and other Liens are created within 90 days after the incurrence of the related Indebtedness;

(e) extensions, renewals, refundings and replacements of Liens referred to in clauses (a) and (b) of this Section 9.03; provided that any such extension, renewal, refunding or replacement of a Lien referred to in clause (b) shall be limited to the Property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced;

(f) certain statutory and contractual rights of retention on Inventory of Credit Party Entities that do not constitute Credit Parties, which Inventory is located outside of the United States;

(g) Liens arising from judgments, decrees or attachments under circumstances that do not otherwise result in an Event of Default;

(h) Liens arising from precautionary UCC-1 financing statement filings regarding Operating Leases covering only the Property subject thereto;

(i) any Lien approved by the Administrative Agent in connection with an Acquisition permitted under Section 9.04(f) on or affecting any Property (other than Capital Stock) acquired by any Credit Party Entity or Property of any acquired Credit Party Entity or Person which becomes a Credit Party Entity after the date of this Agreement; provided, that (i) such Lien is created prior to the date on which such Person becomes a Credit Party Entity, (ii) the Lien was not created in contemplation of such Acquisition, (iii) such Lien secures Indebtedness permitted hereunder and the principal amount thereof has not increased in contemplation of or since such Acquisition and (iv) such Lien is removed or discharged within ninety (90) days of such Property being acquired or such Person becoming a Credit Party Entity, as the case may be;

(j) Liens upon cash or Cash Equivalents securing obligations owing by any Credit Party Entity to the Administrative Agent, a Lender or an Affiliate thereof that arise as a result of the termination of an Interest Rate Contract permitted hereunder to which any Credit Party Entity, and the Administrative Agent, a Lender, or an Affiliate thereof, as applicable, were subject; provided, that the Administrative Agent, the Lender or the Affiliate thereof, as applicable, that is the counterparty under such Interest Rate Contract shall determine in its reasonable judgment such termination amount; provided, further, that such Lien shall run solely for the benefit of the Administrative Agent, the Lender or the Affiliate thereof, as applicable; and

(k) Liens securing Indebtedness permitted under Section 9.01(m) so long as such Liens are subject to the Intercreditor Agreement.

9.04 Investments.

No Credit Party shall, nor shall permit any Credit Party Entity to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Credit Party Entity prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (any of the foregoing, an “Investment”), except:

(a) Investments in cash and Cash Equivalents (including, without limitation, Cash Collateral), so long as, in the case of any cash and Cash Equivalents of any Credit Party, such cash and Cash Equivalents are either:

(i) pledged to the Administrative Agent or deposited in the Lockboxes, the Collection Accounts and the Cash Collateral Accounts in accordance with the provisions of this Agreement and the other Loan Documents, or

(ii) on deposit in the Disbursement Accounts or other operating or payroll accounts of such Credit Party; provided, that (A) the aggregate amount in the Disbursement Accounts identified on Schedule 9.04 on an overnight basis shall not exceed for any consecutive two Business Days, $16,500,000 and (B) the aggregate amount in such other disbursement or other accounts (excluding payroll accounts) on an overnight basis shall not exceed at any time $22,000,000;

(b) Permitted Existing Investments;

(c) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Investments in the form of advances to employees in the ordinary course of business for moving, relocation and travel expenses; and other loans to employees for any lawful purpose, provided that (i) each loan permitted under this clause (d) shall be evidenced by a promissory note and (ii) the aggregate principal amount of all such advances and loans at any time outstanding shall not exceed $1,650,000 and (iii) no such advances or loans outstanding at any time to any one Person shall exceed $550,000;

(e) (i) Investments by Credit Parties in other Credit Parties; (ii) Investments by Credit Party Entities that are not Credit Parties in Pledged Entities or Credit Parties; (iii) Investments by Pledged Entities in other Pledged Entities; (iv) Investments among Credit Party Entities that are not Credit Parties or Pledged Entities; (v) Investments by Credit Parties and Pledged Entities in Credit Party Entities that are not Credit Parties or Pledged Entities which, with Indebtedness permitted pursuant to Section 9.01(g)(v) and Accommodation Obligations permitted pursuant to Section 9.05(f)(v) but without duplication, does not exceed $60,500,000; (vi) Investments by Credit Parties or Pledged Entities in Credit Party Entities or Pledged Entities that are not Credit Parties so long as: (A) each of (x) the Liquidity Condition and (y) the Credit Party Liquidity Condition is satisfied both immediately before and after giving pro forma effect to such transaction; or (B) the aggregate amount of such Investments from and after the Closing Date does not exceed $20,000,000; and (vii) Investments in entities that are not Credit Party Entities so long as (A) the Liquidity Condition is satisfied both immediately before and after giving pro forma effect to such transaction; and (B) the aggregate amount of such Investments from and after the Closing Date does not exceed $30,000,000;

(f) Investments in connection with the merger with, consolidation with, or acquisition of all or substantially all of the assets or Capital Stock of, or any other combination with or acquisition of any other Person (each a “Acquisition”) so long as at the time and after giving effect to the Acquisition:

(i) the Administrative Agent has received at least thirty (30) Business Days’ prior written notice of such Acquisition;

(ii) unless the assets or Person to be acquired (x) is in a similar line of business to that of Borrower or (y) is vertically integrated in a line of business of Borrower, the Administrative Agent shall have consented to such Acquisition prior to the consummation thereof;

(iii) unless the Liquidity Condition is satisfied both immediately before and after giving pro forma effect to such Acquisition, the purchase price payable in cash and non-cash consideration does not exceed $5,500,000 in any one Acquisition or $16,500,000 in the aggregate in any Fiscal Year;

(iv) unless the Liquidity Condition is satisfied both immediately before and after giving pro forma effect to such Acquisition, both before and after giving effect to such Acquisition, Availability will be in excess of $35,000,000;

(v) no Default has occurred and is continuing or would result after giving effect to such Acquisition, (v) to the extent applicable, the requirements of Section 9.07 and Section 9.09 have been satisfied;

(vi) to the extent any Lien is required pursuant to Section 9.07, the Administrative Agent has been granted such a first priority secured Lien (subject only to Customary Permitted Liens, Liens given priority pursuant to the Intercreditor Agreement and Liens permitted pursuant to Section 9.03(i)) in all Property acquired in such Acquisition, and the Credit Parties and the target of such Acquisition shall have executed all documents and taken all actions as may be required by the Administrative Agent in connection therewith;

(vii) the board of directors of the target of such Acquisition shall have approved such Acquisition and such Acquisition shall otherwise be consensual;

(viii) the Indebtedness acquired in connection with such Acquisition, if any, is otherwise permitted pursuant to Section 9.01; and

(ix) Borrower shall have delivered all financial reports and other documents requested by the Administrative Agent in connection with such Acquisition;

(g) Investments permitted in connection with Accommodation Obligations permitted under Section 9.05(e);

(h) Investments in Securities received as consideration in a sale of Property pursuant to Section 9.02(b), subject to the limitation on the amount of non-cash consideration that may be received in connection with such sale as set forth in clause (x) of the proviso to such Section 9.02(b); and

(i) [Intentionally Omitted]

(j) Investments in the business and operations of Credit Party Entities in the People’s Republic of China not to exceed, with Indebtedness permitted under Section 9.01(r), $12,000,000.

9.05 Accommodation Obligations.

No Credit Party shall, nor shall permit any Credit Party Entity to, directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

(a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of its business;

(b) (i) Permitted Existing Accommodation Obligations and any extensions, renewals or replacements thereof, provided that the aggregate Indebtedness under any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms no less favorable to such Credit Party or such Subsidiary than the terms of, the Permitted Existing Accommodation Obligation so extended, renewed or replaced; and (ii) Accommodation Obligations evidenced by Financing Agreements of the type described in clause (c) of the definition thereof, and any renewal, amendment, restatement or replacement thereof permitted by the definition thereof;

(c) Accommodation Obligations (i) arising under the Loan Documents, (ii) with respect to the Indebtedness permitted under Sections 9.01(d) so long as such Accommodation Obligations are unsecured and the remedies thereunder only arise after a default has occurred or is continuing under such related Indebtedness or (iii) otherwise in respect of the Indebtedness permitted under Section 9.01(a), (h), (i), or (q);

(d) [Intentionally Omitted];

(e) Accommodation Obligations of the Credit Parties with respect to Lift Truck Financing Guarantees;

(f) Accommodation Obligations (i) of Credit Parties with respect to Indebtedness of Credit Parties; (ii) of Credit Party Entities not constituting Credit Parties with respect to Indebtedness of Credit Parties or Pledged Entities; (iii) of Pledged Entities with respect to Indebtedness of Pledged Entities; (iv) of Credit Party Entities not constituting Credit Parties with respect to Indebtedness of Credit Party Entities not constituting Credit Parties; and (v) of Credit Parties with respect to Indebtedness of Credit Party Entities not constituting Credit Parties in an aggregate amount, together with Indebtedness permitted pursuant to Section 9.01(g)(v) and Investments permitted pursuant to Sections 9.04(e)(v) but without duplication, not to exceed $60,500,000;

(g) Parent Subordinated Indebtedness;

(h) Accommodation Obligations of any Credit Party Entity with respect to Indebtedness under Existing ABL Credit Agreement; and

(i) in addition to the Accommodation Obligations permitted by clauses (a) through (h) above, other unsecured Accommodation Obligations in an aggregate amount not to exceed $16,500,000 at any time outstanding.

9.06 Restricted Payments.

(a) Restriction on Dividends. Neither NMHG Holding, Hyster-Yale nor Borrower may make any cash dividend or other distribution, direct or indirect, on account of any shares of, or interests in, any class of Capital Stock of such Person (a “Dividend”), except NMHG Holding, Hyster-Yale and Borrower may make Dividends; provided that no such Dividend shall be permitted unless each of the following conditions is satisfied:

(i) no Default has occurred or is continuing, and, after giving effect to such Dividend, no Default would occur or be continuing;

(ii) the Lowest Thirty Day Availability is greater than or equal to an amount equal to twenty percent (20%) of the aggregate Existing ABL Credit Agreement Commitments; and

(iii) after giving effect to the payment of such Dividend, NMHG Holding and its Subsidiaries shall have a Fixed Charge Coverage Ratio of at least the FCCR Minimum on a pro forma basis, computed for the most recent fiscal quarter for which financial statements have been delivered hereunder.

(b) Other Restricted Payments. Except as set forth in Section 9.06(a) above, no Credit Party shall, nor shall permit any Credit Party Entity to otherwise declare or make any Restricted Payment, except:

(i) [Reserved];

(ii) dividends or distributions to the Parent consistent with past practices (A) to pay franchise taxes and other amounts allocable to such Credit Party Entity required by the Parent to maintain its organizational existence, (B) to pay for all operating and overhead expenses of the Parent allocable to such Credit Party Entity (including, without limitation, salaries and other compensation of employees, and directors’ fees and expenses) incurred by the Parent in the ordinary course of its business, (C) to pay the Parent fees for services provided by the Parent to such Credit Party Entity that would otherwise have been performed by third parties and (D) to reimburse the Parent for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on any Credit Party Entity’s behalf; provided, however, that such aggregate dividends or other distributions by all Credit Party Entities pursuant to clause (B) of this Section 9.06(b)(ii) shall not exceed in any Fiscal Year an aggregate of $10,000,000;

(iii) payments or repayments of advances to the Parent pursuant to the Tax Sharing Agreement to the extent consistent with past practices;

(iv) cash dividends (or other distributions) paid solely to any Credit Party Entity by any of such Person’s Subsidiaries;

(v) payments of intercompany Indebtedness (A) by any Credit Party Entity (other than Borrower) to any Credit Party, (B) by any Credit Party Entities (other than a Credit Party) to any other any Credit Party Entity, and (C) by any Credit Party to any Credit Party Entity, in each case, to the extent such Indebtedness is permitted by Section 9.01(g), 9.01(o) and 9.01(r);

(vi) payments of Indebtedness permitted by Section 9.01(p); and

(vii) payments of principal and interest by the Credit Party Entities with respect to Parent Subordinated Indebtedness so long as after giving effect to any such payment, Liquidity is greater than or equal to $30,000,000;

provided, however, that the Restricted Payments described in Sections 9.06(b)(ii)(B), (v)(C), and (vi) above shall not be permitted if either (A) a Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness or Capital Stock of any Credit Party Entity.

9.07 Conduct of Business; Subsidiaries; Acquisitions.

(a) No Credit Party shall, nor shall permit any Credit Party Entity to, engage in any business other than the businesses engaged in by it on the date hereof and any business or activities which are substantially similar, related or incidental thereto.

(b) No Credit Party shall, nor shall permit any Credit Party Entity to, create, capitalize or acquire any Subsidiary after the date hereof except with the prior written consent of the Administrative Agent, and so long as:

(i) with respect to any Domestic Subsidiary created, capitalized or acquired after the Closing Date, (A) the Capital Stock of such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant the Security Agreement, (B) such Subsidiary has become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, (C) such Subsidiary has joined the Security Agreement by executing and delivering a joinder thereto and granted to the Administrative Agent as security for the Obligations a security interest in all of its assets pursuant thereto, (D) if such Subsidiary owns or leases any Real Property, such Subsidiary shall have complied with the requirements of Section 8.10(c) hereof, and (E) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Constituent Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent;

(ii) with respect to any First Tier Foreign Subsidiary of any Credit Party created, capitalized or acquired after the Closing Date, sixty-five percent (65.0%) of the Capital Stock of such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant to the Security Documents; and

(iii) with respect to an Acquisition, such Acquisition is otherwise permitted pursuant to Section 9.04(f).

(c) No Credit Party shall permit any Domestic Subsidiary or First Tier Foreign Subsidiary to have total assets in excess of $10,000,000, or permit any Domestic Subsidiary to guaranty the obligations of any of the Credit Party Entities under the Existing ABL Credit Agreement, or permit the Capital Stock of any First Tier Foreign Subsidiary to be pledged as security for the obligations of any of the Credit Party Entities under the Existing ABL Credit Agreement, unless:

(i) with respect to any such Subsidiary that is a Domestic Subsidiary, (i) all of the Capital Stock of such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant to the Security Agreement, (ii) such Subsidiary has become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose and has joined the Security Agreement by executing and delivering a joinder thereto and granted to the Administrative Agent as security for the Obligations a security interest in all of its assets pursuant thereto, and (iii) if such Subsidiary is or will be a Credit Party and owns or leases any Real Property, such Subsidiary shall have complied with the requirements of Section 8.10(c) hereof; and

(ii) with respect to any such Subsidiary that is a First Tier Foreign Subsidiary, sixty-five percent (65.0%) of the Capital Stock of such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant to the Security Documents; and

provided, that no Credit Party shall be required to deliver (or cause the delivery of) any such guaranties or pledges if the Administrative Agent determines in its sole discretion that the cost of obtaining and/or perfecting, as applicable, any such guaranties or pledges is excessive in light of the value of obtaining and/or perfecting guaranties or pledges; provided, further, that, notwithstanding any prior determination by the Administrative Agent of the relative “value” of any pledge or guaranty relative to the cost of such pledge or guaranty, the Credit Parties shall promptly pledge or guaranty (or cause the delivery of any such pledge or guaranty) at any later date upon the Administrative Agent’s direction to do so.

Notwithstanding anything to the contrary in the foregoing paragraph (b), if any Credit Party Entity is either a controlled foreign corporation within the meaning of United States Treasury Regulations Section 1.956-2(c)(1) (a “CFC”) or an entity that is disregarded for U.S. federal income tax purposes substantially all of the assets of which consist of equity interests of one or more CFCs , then no more than 65.0% of the Capital Stock of such Subsidiary shall be required to be pledged to the Administrative Agent as security for the Obligations, unless so required to be pledged as security for the “Domestic Obligations” under and as defined in the Existing ABL Credit Agreement Documents.

9.08 Transactions with Shareholders and Affiliates.

No Credit Party shall, nor shall permit any Credit Party Entity to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of a Credit Party, or with any other Affiliate of a Credit Party which is not a Subsidiary of a Credit Party, except upon fair and reasonable terms no less favorable to such Credit Party or such Credit Party Entity than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate.

Nothing contained in this Section 9.08 shall prohibit (w) any transaction expressly permitted by Sections 9.01, 9.02, 9.04, 9.05 and 9.06; (x) increases in compensation and benefits for officers and employees of any Credit Party Entity which are customary in the industry or consistent with the past business practice of such Credit Party Entity, provided that no Default has occurred and is continuing; (y) payment of customary directors’ fees and indemnities; or (z) performance of any obligations arising under the Loan Documents.

9.09 Restriction on Fundamental Changes.

No Credit Party shall, nor shall permit any Credit Party Entity to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person’s business or Property, whether now or hereafter acquired, except:

(a) in connection with transactions permitted under Section 9.02;

(b) for a merger of (i) a Credit Party into Borrower, (ii) a Guarantor into another Guarantor, or (iii) any other Credit Party Entity into another Credit Party Entity, provided that if the non-surviving or surviving entity was a Pledged Entity, the Capital Stock of such surviving entity shall be pledged to the Administrative Agent in accordance with Section 9.07 as if such surviving entity is a newly acquired entity (it being agreed and understood that after giving effect to any merger, involving NMHG Holding or Hyster-Yale, all of the Capital Stock of Borrower shall have been pledged to the Administrative Agent pursuant to the Security Agreement); provided further, if the non-surviving entity had pledged the Capital Stock of a Pledged Entity, the Person owning such Capital Stock of such Pledged Entity following such merger shall pledge such Capital Stock of the Pledged Entity to the Administrative Agent pursuant to the Security Documents; provided that the documents governing such merger are satisfactory to the Administrative Agent; and

(c) any of the following:

(i) any dissolution or liquidation of the assets and liabilities of a Credit Party (other than Borrower) into another Credit Party; or

(ii) any dissolution or liquidation of the assets and liabilities of any Credit Party Entity that is not a Credit Party into another Credit Party Entity,

so long as, in any case of clauses (i) and (ii) above:

(x) if the dissolved or liquidated entity was a Pledged Entity, the Capital Stock of the entity into which such entity is liquidated or dissolved shall be pledged to the Administrative Agent in accordance with Section 9.07 as if such entity acquiring the assets of such dissolved or liquidated entity is a newly acquired entity; and

(y) if the liquidated or dissolved entity had pledged the Capital Stock of a Pledged Entity, the Person owning such Capital Stock of such Pledged Entity following such dissolution or liquidation shall pledge such Capital Stock of the Pledged Entity to the Administrative Agent pursuant to the Security Documents.

9.10 Sale and Leaseback Transactions.

Except with respect to the Property identified on Schedule 9.10 attached hereto, no Credit Party shall, nor shall permit any Credit Party Entities to, become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) which it or any of its Subsidiaries (i) sold or transferred or is to sell or transfer to any other Person, or (ii) intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person, in either instance, in connection with such lease; other than liabilities in respect of such transactions that do not exceed $10,000,000 in the aggregate during any twelve consecutive month period.

9.11 Margin Regulations; Securities Laws.

No Credit Party shall, nor shall permit any Credit Party Entity to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock or to violate the Securities Exchange Act or the Securities Act, provided, however, that proceeds of any credit extended hereunder that are distributed to Parent in accordance with Section 9.06 may be used by the Parent to purchase and retire its own Capital Stock; provided, further, however, that no Credit Party Entity shall at any time own any Margin Stock.

9.12 ERISA.

Except as would not reasonably be expected to result in a Material Adverse Effect, no Credit Party shall, nor shall permit any Credit Party Entity to:

(a) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b) permit any Benefit Plan to fail to satisfy the minimum funding standard (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code) for a plan year without the need of any funding waiver under Section 412(c) of the Internal Revenue Code;

(c) fail, or permit any ERISA Affiliate who is a Credit Party Entity to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate, or permit any ERISA Affiliate who is a Credit Party Entity to terminate, any Benefit Plan which would result in any liability of any Credit Party or any ERISA Affiliate under Title IV of ERISA;

(e) fail to make any contribution or payment to any Multiemployer Plan which any Credit Party or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f) fail, or permit any ERISA Affiliate who is a Credit Party Entity to fail, to pay any required installment or any other payment required under Section 412 or Section 430 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g) permit any Benefit Plan to fail to satisfy the requirements of Section 401(a)(29) of the Internal Revenue Code;

(h) permit any further unfunded liabilities with respect to any Foreign Pension Plan which would trigger a requirement to make a material increase in contributions to fund any such liabilities; or

(i) fail, or permit any of its Subsidiaries to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment.

9.13 Constituent Documents.

Other than in connection with a transaction permitted pursuant to Section 9.09, no Credit Party shall, nor shall permit any Credit Party Entity to, amend, modify or otherwise change any of the terms or provisions in any of their respective Constituent Documents as in effect on the Closing Date, except to the extent doing so will not materially and adversely affect the rights of the Lenders, provided, that no Credit Party may change its name other than in accordance with the Security Agreement.

9.14 Fiscal Year.

No Credit Party Entity shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

9.15 Cancellation of Debt; Prepayment of Indebtedness; Certain Amendments.

No Credit Party shall, nor shall permit any Credit Party Entity to:

(i) cancel any material claim or debt owed to such Person or amend or modify the terms thereof, except in the ordinary course of its business or pursuant to the exercise of reasonable business judgment;

(ii) prepay, redeem, purchase, repurchase, defease or retire any Indebtedness (other than the Obligations) except for:

(1) any refinancing of the Indebtedness evidenced by the Existing ABL Credit Agreement in accordance with the terms hereof and the Intercreditor Agreement; and

(2) payments of principal of and interest on the Indebtedness evidenced by the Existing ABL Credit Agreement and any mandatory prepayment required to be made with respect thereto, in accordance with, and to the extent permitted by, the Intercreditor Agreement; provided that no such payments under this clause (2) shall be permitted unless (A) no Default has occurred or is continuing, and after giving effect to any such voluntary prepayment, no Default would occur or be continuing, and (B) after giving effect to any such prepayment, NMHG Holding and its Subsidiaries shall have a Fixed Charge Coverage Ratio of at least the FCCR Minimum on a pro forma basis, computed for the most recent fiscal quarter for which financial statements have been delivered hereunder.

(iii) permit the Constituent Documents of any Credit Party Entity which is a limited liability company, or any document or instrument evidencing a membership interest in such limited liability company, to provide that membership interests in such Subsidiary are securities governed by Article 8 of the Uniform Commercial Code as in effect in any applicable jurisdiction.

9.16 Environmental Matters.

No Credit Party or any Credit Party Entity shall become subject to any Liabilities and Costs which would have a Material Adverse Effect and which arise out of or relate to (a) exposure to or the Release or threatened Release to, from or at any location of any Contaminant, or any Remedial Action in response thereto, or (b) any violation of any Environmental, Health and Safety Requirements of Law.

9.17 Cash Management.

No Credit Party shall, nor shall permit any Credit Party Entity to, (a) open any deposit or payroll account or securities account except in accordance with Section 7.10 or (b) authorize or direct any Person to take any action with respect to amounts deposited in the Lockboxes, the Collection Accounts, or the Cash Collateral Accounts in contravention of the provisions hereof.

9.18 No Restrictions on Subsidiary Dividends.

Except to the extent that any such agreement may be contained in the Loan Documents or the Existing ABL Credit Agreement Documents, no Credit Party will agree, nor shall permit any Credit Party Entity to agree, to create or otherwise permit to exist any consensual encumbrance or restriction of any kind on the ability of any Credit Party Entity to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owing to, any Credit Party or any other any Credit Party Entity.

9.19 No Violation of Anti-Terrorism Laws.

No Credit Party shall, not shall permit any Credit Party Entity to: (a) violate any of the prohibitions set forth in the Anti-Terrorism Laws applicable to any of them or the business that they conduct, or (b) require the Administrative Agent or the Lenders to take any action that would cause the Administrative Agent or the Lenders to be in violation of the prohibitions set forth in the Anti-Terrorism Laws, it being understood that the Administrative Agent or any Lender can refuse to honor any such request or demand otherwise validly made by any Credit Party under this Agreement or any Loan Document. No Credit Party shall, nor shall permit any Credit Party Entity to, directly or indirectly, (a) Knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person or any other Person identified in any List, (b) Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (c) repay the Loans with any funds derived from any unlawful activity with the result that the making of the Loans would be in violation of law, or (d) Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Credit Party shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming compliance with this Section 9.19).

9.20 Management Agreement.

No Credit Party shall, nor shall permit any Credit Party Entity to, directly or indirectly enter into any Management Agreement relating to any Mortgaged Property.

ARTICLE X

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Required Lenders shall otherwise give prior written consent thereto:

10.01 Maximum Leverage Ratio. NMHG Holding and its Subsidiaries shall maintain a Leverage Ratio, as determined as of the last day of each fiscal quarter of NMHG Holding for the four-fiscal-quarter period then ending of not more than 3.5 to 1.00.

10.02 Minimum Interest Coverage Ratio. NMHG Holding and its Subsidiaries shall maintain an Interest Coverage Ratio, as determined as of the last day of each fiscal quarter of NMHG Holding, for the four-fiscal-quarter period then ending of at least 3.5 to 1.00.

10.03 Other Financial Covenants. If, at any time:

(a) Borrower shall (A) add any financial performance maintenance covenants or tests to any documents in respect of Indebtedness in a principal amount of $50,000,000 or more (“Specified Indebtedness”) or (B) amend or modify any financial performance maintenance covenants or tests set forth in any agreement in respect of any Specified Indebtedness in a manner to make any such financial covenant or financial test more onerous on Borrower, restrictive on Borrower or easily triggered by Borrower than any comparable provisions set forth herein;

then

(b) this Article X shall be deemed to be automatically amended (without action or consent by any Person) to include such new or more onerous, restrictive or easily triggered, as applicable, financial performance maintenance covenants or tests in this Article X. If requested by the Administrative Agent, Borrower will deliver written agreements to the Administrative Agent and the Lenders evidencing any such amendment.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.01   Events of Default.

Each of the following occurrences shall constitute an Event of Default hereunder:

(a) Failure to Make Payments When Due. Borrower shall fail to pay when due any of the Obligations.

(b) Breach of Certain Covenants. Any Credit Party Entity shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (i) Section 7.02, 7.03, 7.07, 7.11 (solely with respect to notices of defaults and nonpayments required pursuant to such section), 8.01, 8.02, 8.03, 8.04, 8.05 (solely with respect to the failure to pay insurance premiums which has the effect of terminating any insurance policy required to be maintained pursuant to such section), 8.06 or 8.12 or (ii) Article IX or Article X.

(c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Credit Party Entity to the Administrative Agent or any Lender herein or in any other Loan Document or in any certificate at any time given by any such Person pursuant to any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

(d) Other Defaults. Other than as covered by paragraphs (a), (b) or (c) of this Section 11.01, any Credit Party Entity shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (i) Section 7.05 and such default shall continue for two (2) Business Days after the occurrence thereof, (ii) Section 7.06, 7.08 or 8.13(b), and such default shall continue for five (5) Business Days after the occurrence thereof, (iii) Section 7.01, 7.04, 7.09, 7.11, 8.05, 8.07, 8.08, 8.09, 8.10 or 8.13(a), and such default shall continue for ten (10) Business Days after the occurrence thereof, (iv) Section 7.10, 7.12, 7.13, and such default shall continue for fifteen (15) Business Days after the occurrence thereof, or (v) any other term contained herein or in any other Loan Document, and such default shall continue for thirty (30) calendar days.

(e) Default as to Other Indebtedness. Any Credit Party Entity shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after any grace period applicable thereto with respect to (x) Indebtedness under the Existing ABL Credit Agreement or (y) any other Indebtedness (other than an Obligation) in excess of $11,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is (or, with the giving of notice or lapse of time or both, would be) to cause an acceleration, mandatory redemption or other required repurchase of any such Indebtedness, or permit the holders of any such Indebtedness to accelerate the maturity of such Indebtedness or require the redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Credit Party Entity (other than by a regularly scheduled required prepayment, mandatory redemption or required repurchase) prior to the stated maturity thereof.

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case, proceeding or other action shall be commenced against any Credit Party Entity under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, administrative receiver, trustee, receiver-manager, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets, which case, proceeding or other action results in entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for period of thirty (30) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party Entity in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, liquidator, administrative receiver, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party Entity or over all or a substantial part of the Property of any Credit Party Entity shall be entered; or an interim receiver, trustee or other custodian of any Credit Party Entity or of all or a substantial part of the property of any Credit Party Entity shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any Credit Party Entity shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within thirty (30) days after entry, appointment or issuance.

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Credit Party Entity shall (i) commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, receiver-manager, administrative receiver, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets or (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, receiver-manager, liquidator, sequestrator, trustee or other custodian or other officer for all or a substantial part of its property, (iv) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make any general assignment for the benefit of creditors or shall otherwise become insolvent under any relevant law, (v) take any other action to authorize any of the actions set forth in this paragraph (g), or (vi) any petition is presented by any Person for the appointment of an administrator of any Credit Party Entity.

(h) Judgments and Attachments.

(i) Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, distress or similar process against any Credit Party Entity or any of their respective assets involving in any case an amount in excess of $2,200,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $5,500,000, the entry thereof shall immediately constitute an Event of Default hereunder.

(ii) A federal tax Lien is filed against any Credit Party Entity or any Property of any Credit Party Entity which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within forty (40) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which equals or exceeds $2,200,000.

(iii) An Environmental Lien is filed against any Property of any Credit Party Entity with respect to Claims in an amount which equals or exceeds $2,200,000.

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party Entity, decreeing its involuntary dissolution, split up or other similar proceeding, and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or any Credit Party Entity shall otherwise dissolve or cease to exist except as specifically permitted hereby.

(j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect (except in accordance with its terms) or any Credit Party Entity party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Credit Party Entity seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Administrative Agent and/or the Lenders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

(k) Termination Event. Any Termination Event shall have occurred that, when taken together with all other Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(c) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject any Credit Party or any ERISA Affiliate to liability in excess of $2,000,000.

(m) Change of Control. A Change of Control shall have occurred.

An Event of Default shall be deemed “continuing” until cured or waived in accordance with Section 14.07.

11.02 Remedies Upon an Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it, and the Lenders under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

11.03 Application of Funds.

After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations shall (subject to the provisions of Section 2.12) be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective Loans held by each Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly Paid In Full, to Borrower or as otherwise required by Requirements of Law.

11.04 License for Use of Software and Other Intellectual Property.

Unless expressly prohibited by the licensor thereof, if any, the Administrative Agent is hereby granted a license to use, without charge, the computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, Trademarks, service marks, registered service marks, service mark applications, Patents, trade names, industrial designs, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, Copyrights, Permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any Property of a similar nature of any Credit Party Entity, in each case, as it pertains to the Collateral owned by such Person, or any rights to any of the foregoing, in completing production of, advertising for sale, and selling any of such Collateral, and such Person’s rights under all licenses and franchise agreements shall inure to the benefit of the Administrative Agent. The Administrative Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving prior notice to the applicable Credit Party or Subsidiary thereof.

ARTICLE XII

ADMINISTRATIVE AGENT

12.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XII and Article XIII (including Section 13.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder in accordance with this Agreement) hereby (a) acknowledges that Bank of America may from time to time acting under the Intercreditor Agreement in multiple capacities and (b) waives any conflict of interest arising out of Bank of America acting in such capacities in accordance with the terms and conditions thereof, now contemplated or arising hereafter thereunder and, to such extent, agrees not to assert against Bank of America any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender in accordance with this Agreement) hereby agrees and acknowledges that Bank of America shall enter into the Intercreditor Agreement (including, for purposes of clarification, any replacements thereof in connection with refinancings of the Existing ABL Credit Agreement) in such capacities and authorizes and agrees that Bank of America, in its various capacities thereunder, may take such actions as are contemplated by the terms of the Intercreditor Agreement.

Notwithstanding any provision to the contrary in any Loan Document, in relation to any Credit Party’s Dutch Parallel Debt and any security governed by Dutch law:

(A) the Administrative Agent shall act for itself (but always for the benefit of the Lenders in accordance with the provisions of the Loan Documents); and

(B) the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

12.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.01 and 11.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Credit Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document ,or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

12.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

12.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 13.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 13.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.10 Collateral and Guaranty Matters.

Without limiting the provisions of Section 12.09, each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment In Full of the Obligations, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 13.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03(d); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 12.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

For the purpose of the Dutch Pledges only:

(x) Without prejudice to the other provisions of the Loan Documents and for the purpose of ensuring the validity and effect of any security right governed by Dutch law and granted or to be granted by any Credit Party pursuant to the Loan Documents, each Credit Party undertakes, as a separate and independent obligation to the Administrative Agent, to pay to the Administrative Agent its Dutch Parallel Debts.

(y) No Credit Party may pay its Dutch Parallel Debts other than at the instruction of, and in the manner determined by, the Administrative Agent. Without prejudice to clause (x) above, a Credit Party shall be obliged to pay its Dutch Parallel Debts (or, if the Credit Party’s Underlying Debts are due at different times, an amount of its relevant Dutch Parallel Debt corresponding to its relevant Underlying Debt) only when its Underlying Debts have fallen due.

(z) Any payment made, or amount recovered, in respect of a Credit Party’s Dutch Parallel Debt shall reduce that Credit Party’s Underlying Debts to any Lender or the Administrative Agent by the amount which such Person has received out of that payment or recovery under the Loan Documents.

ARTICLE XIII

MISCELLANEOUS

13.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Article V or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction or termination of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 13.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(iv) change Section 11.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v) change any provision of this Section 13.01(a) or the definition of “Required Lenders” without the written consent of each Lender;

(vi) release all or substantially all of the Collateral without the written consent of each Lender;

(vii) release Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 9.02 or Section 9.09, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 12.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, the Administrative Agent and Borrower may amend, modify or supplement this Agreement or any other Loan Document (i) to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes and (ii) in furtherance of the creation, maintenance or perfection of the Liens created by the Security Documents, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and such amendment and such amendment shall become effective without any further consent of any other party to such Loan Document; provided that the Administrative Agent shall give each Lender notice (which notice may be given through the Platform) of any such amendment, modification or supplement.

13.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Requirements of Law, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.03   No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 13.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

13.04   Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Contaminants on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any liability under Environmental, Health or Safety Requirements of Law related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 13.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Loans of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 13.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

13.05   Payments Set Aside.

To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the

Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment In Full of the Obligations and the termination of this Agreement.

13.06   Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable

Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 13.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.01(a) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.07   Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Credit Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Requirements of Law.

13.08   Rights of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.09   Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.10   Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

13.11   Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

13.12   Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this

Section 13.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

13.13   Replacement of Lenders.

If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Requirements of Law; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

13.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

13.15   Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION,

SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.16   No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lead Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Lender has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, any Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates. To the fullest extent permitted by Requirements of Law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.17   Electronic Execution of Assignments and Certain Other Documents.

The words “execute” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.18   USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act. Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

By: NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation

	By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Treasurer

GUARANTORS:	By: NMHG HOLDING CO., a Delaware corporation

	By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Treasurer

By: HYSTER-YALE MATERIALS HANDLING, INC., a Delaware corporation

	By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Treasurer

By: HYSTER OVERSEAS CAPITAL CORPORATION, LLC, an Delaware limited liability company

	By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Treasurer

By: NMHG OREGON, LLC, an Oregon limited liability company

	By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Treasurer

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Tiffany Shin
Name: Tiffany Shin
Title: Assistant Vice President

2

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Daryl K. Hogge
Name: Daryl K. Hogge
Title: SVP

3

FIRST MERIT BANK, N.A., as a Lender

By:	/s/ Brett Johnson
Name: Brett Johnson
Title: Vice President

4

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Rebecca A. Ford
Name: Rebecca A. Ford
Title: Duly Authorized Signatory

5

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tara C. O’Boyle
Name: Tara C. O’Boyle
Title: Assistant Vice President

6

ONEWEST BANK, FSB, as a Lender

By:	/s/ John Farrace
Name: John Farrace
Title: EVP

7

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Timothy A. Merriman, SVP
Name: Timothy A. Merriman
Title: Senior Vice President

8

GE Capital Bank, as a Lender

By:	/s/ Stephen F. Schroppe
Name: Stephen F. Schroppe
Title: Duly Authorized Signatory

9

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nadine M. Eames
Name: Nadine M. Eames
Title: Vice President

10

Schedule 1.01.1

Guarantors

Domestic Guarantors

Hyster Overseas Capital Corporation, LLC (DE)

NMHG Oregon, LLC (OR)

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$60,000,000	46.153846154%
FirstMerit Bank, N.A.	$20,000,000	15.384615385%
General Electric Capital Corporation	$14,150,000	10.884615385%
HSBC Bank USA, National Association	$10,000,000	7.692307692%
OneWest Bank, FSB	$8,000,000	6.153846154%
TriState Capital Bank	$7,000,000	5.384615384%
GE Capital Bank	$5,850,000	4.500000000%
KeyBank National Association	$5,000,000	3.846153846%

TOTALS	$130,000,000	100.000000000%

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:
[Assignor [is][is not] a Defaulting Lender.]
2.Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.Borrower:	NACCO Materials Handling Group, Inc., a Delaware corporation

4.Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.Credit Agreement:	Credit Agreement dated as of June 22, 2012 among the Borrower, the Guarantors party thereto, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent
6.Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders *	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]

[1]	Select as applicable.
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

Term Loans	$	$	%
	$	$	%

	$	$	%

[7. Trade Date:                 ]3

Effective Date:                         , 20         [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:

BANK OF AMERICA, N.A. as
Administrative Agent

By
Title:

[Consented to:][5]

NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation

By
Title:

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 13.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20        , is by and between                     , a                     (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of June 22, 2012, by and among NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Credit Parties are required by Section 9.07 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), that:

(i)	The Subsidiary’s chief executive office, tax payer identification number, organization identification number, and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

(ii)	The location of all owned and leased real property of the Subsidiary is as shown on Schedule 2 attached hereto.

(iii)	The Subsidiary’s legal name and jurisdiction of organization is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv)	The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the Subsidiary.

(v)	The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by the Subsidiary.

3. The address of the Subsidiary for purposes of all notices and other communications is                     ,                     , Attention of                      (Facsimile No.                     ).

4. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number, Organization Identification Number

and Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Owned and Leased Real Property]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Patents, Copyrights, and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Deposit and Investment Accounts]

Exhibit C

FORM OF NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                    or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 22, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation

By:
Name:
Title:

Exhibit D

FORM OF LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 22, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among NACCO Materials Handling Group, Inc. a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of the Term Loan

☐	A conversion or continuation of Term Loan

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type	of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of [6] months.

[With respect to such Borrowing, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Article V of the Credit Agreement has been satisfied or waived by the Required Lenders on and as of the date of such Borrowing.]

NACCO MATERIALS HANDLING GROUP, INC., a Delaware corporation

By:
Name:
Title:

[6]	One, two, three or six months, pursuant to Section 1.01 of the Credit Agreement.

Exhibit E

FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

Exhibit E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

Exhibit E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

Exhibit E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                    , 20

Exhibit E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 22, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                    , 20

Exhibit F

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter/Fiscal Year ended                     , 20        . (“Statement Date”)

I,                     , as [Title] of NMHG HOLDING CO., a Delaware corporation (“NMHG Holding”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of June 22, 2012 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among NACCO Materials Handling Group, Inc., a Delaware corporation, (the “Borrower”) the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent:

(a)	The company-prepared financial statements which accompany this certificate fairly present the consolidated financial position of NMHG Holding and its Subsidiaries for the periods indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP [subject to normal year-end adjustments].

(b)   (select one):

☐	The undersigned Financial Officer of NMHG Holding has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of NMHG Holding and its Subsidiaries during the accounting period covered by the Financial Statements accompanying this certificate. Such review has not disclosed the existence during the period ending on or as of the Statement Date, nor does the undersigned Financial Officer have knowledge of the existence as of the date of this certificate, of any condition or event which constitutes a Default.

☐	Attached hereto as Schedule 1 is a list of each condition or event constituting a Default that has occurred since the date of the last similar certification (or, if none, the Closing Date), including the nature and period of existence thereof and what action any Credit Party Entity has taken, is taking and proposes to take with respect thereto.

Delivered herewith are detailed calculations demonstrating (i) compliance by the Credit Parties as of the Statement Date with the financial covenants contained in Article X of the Credit Agreement, (ii) Liquidity as of the Statement Date and (iii) Unrestricted Cash on Hand as of the Statement Date.

This                     day of                     , 20        .

[signature page follows]

NMHG HOLDING CO.,
a Delaware corporation

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

I.	Maximum Leverage Ratio – Section 10.01

A. Financial Covenant Debt at Statement Date

1. All indebtedness, obligations or other liabilities of NMHG Holding or its Subsidiaries:

(a) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments	$

(b) in respect of obligations to redeem, repurchase or exchange for cash any Securities of NMHG Holding or any of its Subsidiaries	$

(c) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business	$

(d) in respect of the principal component of Capital Lease obligations	$

(e) which are Accommodation Obligations required by GAAP to be classified as debt

(f) under conditional sale or other title retention agreements relating to property purchased by NMHG Holding or any of its Subsidiaries	$

2. all indebtedness, obligations or other liabilities of NMHG Holding or any of its Subsidiaries or others secured by a Lien on any property of any such Person, whether or not such indebtedness, obligations or liabilities are assumed by any such Person, all as of such time

$

3. all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption	$

4. to the extent required by GAAP to be classified as debt, all contingent Contractual Obligations	$

5. Financial Covenant Debt at Statement Date (sum of I.A.1 through I.A.5):	$

B. Unrestricted Cash on Hand at Statement Date

1. the amount of immediately available cash and Cash Equivalents on deposit in Bank Accounts reported on the most recently delivered monthly Financial Statement	$

2. all such cash and Cash Equivalents which is subject of any Lien or right of setoff, whether directly, as proceeds of other property subject to a Lien or right of setoff, or otherwise (other than a Lien in favor of the Administrative Agent or the ECA Agent and a right of setoff with respect to Bank Accounts with respect to which the Administrative Agent has control (as defined in the Uniform Commercial Code))

$

3. all such cash or Cash Equivalents which is held in any deposit or securities account which is subject to any Lien in favor of any Person other than the Administrative Agent or the ECA Agent	$

4. Unrestricted Cash on Hand at Statement Date (I.B.1—I.B.2—I.B.3):	$

C. Adjusted EBITDA for the four-fiscal quarter period ending on the Statement Date (the “Subject Period”)

1. Consolidated EBITDA

(a) Consolidated Net Income for the Subject Period to the extent deducted in determining Consolidated Net Income for such period, but without duplication:	$

(b) depreciation and amortization expense	$

(c) Consolidated Interest Expense	$

(d) foreign, federal, state and local income taxes	$

(e) extraordinary losses	$

(f) equity in losses of unconsolidated Subsidiaries and Affiliates	$

(g) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods)	$

(h) losses from minority interests in affiliates	$

(i) non-recurring non-cash charges and expenses (including the cumulative effect of any Accounting Changes)	$

(j) non-cash expenses relating to the mark to market provision for derivative instruments	$

(k) cash receipts related to the termination of any derivative instrument, that, as of the end of the prior period, had a net gain since the inception of such derivative instrument	$

(l) cash dividends or distributions received from joint ventures in which NMHG Holding directly or indirectly owns a minority interest	$

(m) extraordinary gains	$

(n) equity in earnings of unconsolidated Subsidiaries and Affiliates for the Subject Period	$

(o) income from minority interests in affiliates (other than cash dividends or distributions received from joint ventures in which NMHG Holding directly or indirectly owns a minority interest)	$

(p) non-recurring non-cash gains (including the cumulative effect of any Accounting Changes)	$

(q) non-cash income relating to the mark to market provision for derivative instruments	$

(r) cash payments related to the termination of any derivative instrument that, as of the end of the prior period, had a net loss since the inception of such derivate instrument	$

(s) Consolidated EBITDA for the Subject Period (I.C.1.(a) + I.C.1.(b) + I.C.1.(c) + I.C.1.(d) + I.C.1.(e) + I.C.1.(f) + I.C.1.(g) + I.C.1.(h) + I.C.1.(i) + I.C.1.(j) + I.C.1.(k) + I.C.1.(l) – I.C.1.(m) – I.C.1.(n) – I.C.1.(o) – I.C.1.(p) – I.C.1.(q) – I.C.1.(r)):

$

2.      so long as Borrower is a wholly owned direct or indirect Subsidiary of the Parent, equity advances and capital contributions to NMHG Holding or Borrower made during the Subject Period or within thirty days following the end of the Subject Period and specifically designated for allocation to the Subject Period and not in the period in which made[7]

$

3. Adjusted EBITDA for the Subject Period (I.C.1(s) + I.C.2):	$

Leverage Ratio: (I.A.5 – I.B.4) / I.C.3:		. :1.00

[7]	No greater than $32,500,000 of such equity advances and capital contributions may be included in the determination of Adjusted EBITDA during any four-quarter period.

Maximum Permitted:	3.50:1.00

Covenant Compliance?	☐ Yes ☐ No

II.	Minimum Interest Coverage Ratio – Section 10.02

A. Adjusted EBITDA for the Subject Period (See Line I.C.3 above):	$

B. Consolidated Interest Expense for the Subject Period:	$

C. Interest Coverage Ratio (II.A/II.B):	. :1.00

MinimumPermitted:	3.50:1.00

Covenant Compliance?	☐ Yes ☐ No

III.	Liquidity at Statement Date

A. Availability at Statement Date:	$

B. Unrestricted Cash on Hand at Statement Date (See Line I.B.4):	$

C. Liquidity at Statement Date (III.A + III.B):	$

IV. Unrestricted Cash on Hand at Statement Date

Unrestricted Cash on Hand at Statement Date (See I.B.4):	$

Exhibit G

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

[Form to be provided by Agent]

Exhibit H-1

FORM OF DISCOUNTED PREPAYMENT OPTION NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.03(d)(ii) of that certain Credit Agreement (as amended, restated, amended and restated, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of June 22, 2012 among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower hereby notifies you that, effective as of [            ], 201[    ], pursuant to Section 2.03(d)(ii) of the Credit Agreement, the Borrower is seeking:

1.	to prepay the Term Loan at a discount in an aggregate principal amount of $[ ][8] (the “Proposed Discounted Prepayment Amount”);

2.	a percentage discount to the par value of the principal amount of Term Loan greater than or equal to [ ]% of par value but less than or equal to [ ]% of par value (the “Discount Range”).

3.	a Lender Participation Notice on or before [ ], 201[ ][9], as determined pursuant to Section 2.03(d)(ii) of the Credit Agreement (the “Acceptance Date”), and

The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.03(d) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing, or would result from the Borrower making the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.03(d)(i) of the Credit Agreement has been satisfied.

3.	The Borrower is not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to (x) a decision by any Lender to participate in any Discounted Voluntary Prepayment or (y) the market price of the Term Loan that has not previously been disclosed to the Administrative Agent and the Lenders (other than any Lender that has elected not to receive non-public information under the Credit Agreement).

[8]	The Proposed Discounted Prepayment Amount shall not be less than $10,000,000.
[9]	Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

NACCO MATERIALS HANDLING GROUP, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit H-2

FORM OF LENDER PARTICIPATION NOTICE

Date:                    ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement (as amended, restated, amended and restated, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of June 22, 2012 among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent and (b) that certain Discounted Prepayment Option Notice, dated [            ], 201[    ], from the Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned Lender hereby gives you notice, pursuant to Section 2.03(d)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

1.	in a maximum aggregate principal amount of $ of the Term Loan (the “Offered Loans”), and

2.	at a percentage discount to par value of the principal amount of Offered Loans equal to [ ]% of par value (the “Acceptable Price”).

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.03(d) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.03(d)(iii) of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Price, the undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans pursuant to Section 2.03(d) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit H-3

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date10:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.03(d)(v) of that certain Credit Agreement (as amended, restated, amended and restated, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of June 22, 2012 among NACCO Materials Handling Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower hereby irrevocably notifies you that, pursuant to Section 2.03(d)(v) of the Credit Agreement, the Borrower will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

1. on or before [            ], 201[    ]11, as determined pursuant to Section 2.03(d)(v) of the Credit Agreement,

2. in the aggregate principal amount of $                     of the Term Loan, and

3. at a percentage discount to the par value of the principal amount of the Term Loan equal to [            ]% of par value (the “Applicable Discount”).

The Borrower expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.03(d) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing or would result from the Borrower making the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.03(d) of the Credit Agreement has been satisfied.

3.	The Borrower is not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to (x) a decision by any Lender to participate in any Discounted Voluntary Prepayment or (y) the market price of the Term Loan that has not previously been disclosed to the Administrative Agent and the Lenders (other than any Lender that has elected not to receive non-public information under the Credit Agreement).

[10]

Insert date that is no later than four Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

[11]	Insert date (a Business Day) that is no later than three Business Days after date of this Notice.

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with extending Offered Loans and the acceptance of any Discounted Voluntary Prepayment made as a result of this Discounted Voluntary Prepayment Notice.

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Voluntary Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

NACCO MATERIALS HANDLING GROUP, INC.,
a Delaware corporation

By:
Name:
Title: